Exhibit 10.1
ADVANCING TERM CREDIT AGREEMENT
BETWEEN
BPI ENERGY, INC.,
a Nevada corporation,
as Borrower
AND
GASROCK CAPITAL LLC,
a Delaware limited liability company,
as Lender
Dated as of July 27, 2007

ADVANCING TERM LOAN OF UP TO $75,000,000

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EXHIBITS

Exhibit A	Property Descriptions
Exhibit B	Form of Note
Exhibit C	Form of Property Operating Statement
Exhibit D	Form of Request for Commitment
Exhibit E	Form of Cost Certificate
Exhibit F	Form of Intercreditor Agreement
Exhibit G	Form of Compliance Certificate
SCHEDULES

Schedule 2.1	Wire Transfer Instructions
Schedule 2.1 (a)	Committed Initial D&A Operations
Schedule 4.1 (c)(i)	Shareholders of Borrower
Schedule 4.1 (c)(ii)	Equity Interest Obligations
Schedule 4.1 (e)	No Conflicts or Consents
Schedule 4.1 (g)	Borrower’s Pro Forma Financial Statements
Schedule 4.1 (h)	Other Obligations and Restrictions
Schedule 4.1 (j)	Litigation
Schedule 4.1 (k)	ERISA Plans
Schedule 4.1 (l)	Names and Places of Business
Schedule 4.1 (m)	Unpaid Bills
Schedule 4.1 (o)	Affiliates
Schedule 4.1 (q)	Compliance with Environmental and Other Laws
Schedule 4.1 (r)	Equipment Description
Schedule 4.1 (s)	Purchasers of Hydrocarbons
Schedule 4.1 (t)	Existing Hydrocarbon Sales Agreements
Schedule 4.1 (u)	Existing Swap Agreements; Material Contracts
Schedule 4.1 (v)	Employment Related Agreements
Schedule 7.1 (e)	Additional Reserve Report Parameters and Guidelines

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ADVANCING TERM CREDIT AGREEMENT
     THIS ADVANCING TERM CREDIT AGREEMENT (“Agreement”) is made and entered into effective as of July 27, 2007 by and between BPI ENERGY, INC., a Nevada corporation (“Borrower”), and GASROCK CAPITAL LLC, a Delaware limited liability company (“Lender”).
     WHEREAS, Borrower has requested that Lender make available, and Lender is willing to make available to Borrower on the terms and conditions hereinafter set forth, loans for the payment for the development and, where specifically noted, the acquisition of certain oil and gas properties and for pipeline construction projects.
     NOW, THEREFORE, in consideration of the foregoing and the terms, covenants, provisions and conditions hereinafter set forth in this Agreement, the parties to this Agreement agree as follows:
ARTICLE I
DEFINITIONS AND REFERENCES
Section 1.1 Defined Terms .. As used in this Agreement, each of the following terms has the meaning given it in this Section 1.1 or in the sections and subsections referred to below:
     “AAA” is defined in Section 12.1(a).
     “Account Debtor” is defined in Section 6.4.
     “Accounting Procedure” means the accounting procedure attached to and incorporated in any Operating Agreement.
     “Administration Fee” is defined in Section 7.1(ff).
     “AFE” means Authorization for Expenditures.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Advancing Term Credit Agreement, as the same may be amended, restated, extended or otherwise modified from time to time.
     “Approved Counterparty” means a counterparty to a Permitted Swap Agreement that is approved by Lender in writing.
     “Arbitration Notice” is defined in Section 12.1(c).
     “Benefit Plans” is defined in Section 4.1(k).
     “Borrower” has the meaning assigned to that term in the preamble of this Agreement.

     “Borrower Operating Account” means that certain bank account maintained by Borrower with KeyBank National Association, ABA #041001039, Account #359681162939.
     “Borrower Sub-Account” is defined in Section 2.7(a).
     “Business Day” means for all purposes, a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas or the laws of the United States of America and, if such day relates to the determination of the LIBOR Rate, means any such day on which dealings in U.S. dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
     “Business Entity” means a company, corporation, limited liability company, limited partnership, partnership, joint venture, joint stock company, firm, trust (or trustee thereof), business association, unincorporated organization, bank or other entity other than a natural person, that has been formed and exists to conduct any line of business.
     “Change of Control” means, with respect to any Person, an event or series of events by which the holders of the capital ownership of such Person as of the date hereof cease to own and control, directly or indirectly, at least fifty-one percent (51%) of such Person’s capital ownership.
     “Closing” is defined in Section 9.1.
     “Closing Costs” is defined in Section 2.1(a).
     “Closing Date” is defined in Section 9.1.
     “Code” is defined in Section 3.1.
     “Collateral” means all property of any kind which, pursuant to any Loan Document, is subject to a Lien in favor of Lender or is purported or intended to be subject to such a Lien, including without limitation, (a) the Properties, (b) Borrower’s interest in the Hydrocarbons produced therefrom or attributable thereto, (c) the Equipment (including fixtures) and gathering systems, (d) Borrower’s interests in the seismic, geological and geophysical data relating thereto, (e) Borrower’s books and records relating thereto and all products and proceeds of any of the foregoing, and (f) all of the capital stock issued by Borrower.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit G.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.
     “Cost Certificate” is defined in Section 2.1(d)(iii).

     “D&A Loan” means, prior to the Drawdown Termination Date, the loan or loans made or to be made from Lender to Borrower, as evidenced by the Note, to fund Borrower’s share of the costs and expenses of D&A Operations, including the Discretionary D&A Loans.
     “D&A Operations” means, prior to the Drawdown Termination Date, the development and acquisition activities proposed to be undertaken by Borrower or, in the case of Non-Operated Properties, participated in by Borrower from time to time, including (a) drilling, sidetracking, deepening, fracturing, refracturing, completing, recompleting or reworking activities or similar activities to be conducted on the Properties, (b) maintenance and reclamation of wells and other fixtures and equipment that are part of the Properties, (c) acquisition and installation of gathering and compression assets, (d) installation and construction of pipeline assets, (e) acquisition of any one or more additional Oil and Gas properties, including undeveloped lease acquisitions, and (f) geological and geophysical examinations, aerial mapping, test well drilling and other operations in order to explore an area and evaluate the existing structural or stratigraphic traps and includes bulldozing, road building, surveying and all work necessarily connected therewith.
     “Debt Service” means the principal and interest due pursuant to the Note for any Interest Period.
     “Default” means any event or condition which would, with the giving of any requisite notices and/or the passage of any requisite periods of time, constitutes an Event of Default.
     “Default Rate” means the lesser of (a) the Interest Rate, plus four percent (4%) per annum and (b) the Maximum Rate.
     “Defensible Title” means with respect to the Properties, such title that: (a) with regard to Leasehold Interests (i) with respect to each well or Unit located on or pooled with the Leases entitles Borrower to receive, free and clear of all royalties, overriding royalties and net profits interests (except the Royalty Interests), or other burdens on or measured by production of Hydrocarbons, not less than the Net Revenue Interests of Borrower reflected on Exhibit A for such wells or Units for the productive life of such well or Unit (subject only to the Permitted Encumbrances); and (ii) with respect to each well or Unit located on or pooled with the Leases obligates Borrower to bear costs and expenses relating to the maintenance, development and operation of such well or Unit in an amount not greater than the Working Interests reflected on Exhibit A for the productive life of such well or Unit; free and clear of any Lien (subject only to Permitted Encumbrances) and (b) with regard to Fee Interests, entitles Borrower to receive production of Hydrocarbons equal to the undivided fee interest owned by Borrower as reflected on Exhibit A.
     “Delta Properties” means the Properties located in Saline County, Illinois.
     “Deposit Account Control Agreement” means that certain agreement dated of even date herewith among Borrower, Lender and KeyBank National Association covering the Borrower Operating Account.
     “Development Operations” means those activities described in parts (a) and (b) of the definition of D&A Operations.

     “Direct Taxes” means, without duplication (a) Property Taxes, (b) Severance Taxes, (c) ad valorem taxes, (d) conservation taxes, and (e) any other taxes of any kind, excluding only income taxes, margin taxes, gross income taxes, backup withholding taxes and franchise taxes, imposed on Borrower or any producer in connection with or as a result of its ownership of interests in the Properties.
     “Discretionary D&A Loans” is defined in Section 2.1(c).
     “Drawdown Termination Date” means the earlier of (a) July 27, 2010, and (b) the Loan Termination Date then in effect.
     “Engineers” means, unless specifically provided otherwise, an independent petroleum engineering firm to be mutually acceptable to Borrower and Lender; provided that any prior acceptance by a party of any independent petroleum engineering firm does not necessarily denote acceptance by such party of such firm at any future time or date.
     “Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower is conducting or at any time has conducted business, or where any Property of the Borrower is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “Hazardous Substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower is located establish a meaning for “oil,” “Hazardous Substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.
     “Environmental Report” means any Phase I Environmental Site Assessment or similar or related report and related to the Properties, including any such report prepared by a qualified “environmental professional,” as such term is defined by the Environmental Protection Agency.
     “Equipment” means all equipment of Borrower more particularly described in Schedule 4.1(r), and all other equipment of Borrower, used for or in the operation of the Properties which may not be described in Schedule 4.1(r), of every kind and nature whether located on the Properties or located elsewhere, including but not limited to all pipelines, well and lease equipment and surface equipment, casing, tubing, connections, rods, pipe, machines, other compressors, gathering systems, meters, motors, pumps, tankage, fixtures, storage and handling equipment and all other equipment or movable property of any kind and nature and wherever situated now or hereafter owned by Borrower or in which Borrower may now or hereafter have any interest (to the extent of such interest), together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all logs and records in connection therewith, all rights against suppliers, warrantors, manufacturers, sellers or others in connection therewith, and together with all substitutes and replacements for any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.
     “ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
     “ERISA Plan” means any pension benefit plan or multiemployer plan which is maintained by any Person and which is subject to Title IV of ERISA or ERISA Section 302 or Code Section 412.
     “ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Event of Default” is defined in Section 10.1.
     “Existing Swap Agreements” means the Swap Agreements listed on Schedule 4.1(u).
     “Expenses” means, in connection with the Properties, Borrower’s share of costs and expenses relating to, without duplication, Operating Expenses, Direct Taxes (other than Property Taxes), royalties and overriding royalty interests (in existence as of the date hereof), one-twelfth (1/12th) of the estimated annual Property Taxes, and associated Swap Settlement Payables.
     “Extended Termination Date” is defined in Section 2.9.

     “Facility Fees” means the fees owed by Borrower to Lender as consideration, in part, for Lender’s assistance to Borrower in structuring the transactions contemplated under this Agreement and the other Loan Documents in an amount equal to two percent (2.0%) of any Loan each time a Loan is funded.
     “Fee Interest” means a Hydrocarbon Interest arising from ownership relating to a mineral fee interest.
     “Financial Statements” means the financial statements of Borrower required to be delivered pursuant to Section 7.1(c) hereof.
     “Fiscal Quarter” means a three-month period ending on April 30, July 31, October 31 or January 31 of any year.
     “Fiscal Year” means a twelve-month period ending on July 31 of any year.
     “Forward NYMEX Market Prices” means no less than 85% of the then-current NYMEX futures prices for natural gas or crude oil, as the case may be, for the applicable month of future production. Lender shall determine such percentage at or above 85% in its sole reasonable discretion.
     “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).
     “gas” means and includes, in each case, natural gas, casinghead gas, coal bed methane gas, coal mine methane gas and all methane gas found in the coal seams or other strata in communication with the coal.
     “Governing Body” means, in the case of a corporation, its board of directors, in the case of a limited liability company, its members or its managers, depending on how the management of such Business Entity is allocated in its Governing Documentation, in the case of a general partnership or joint venture, the partners or the joint venturers thereof, respectively, in the case of a limited partnership, the applicable Governing Body of the general partner thereof, if such general partner is a Business Entity, and in the case of any other Business Entity not specified herein, the designees thereof that, pursuant to the Governing Documentation of such Business Entity, fulfill the responsibilities typically discharged by a board of directors of a corporation.
     “Governing Documentation” means, in the case of a corporation, its certificate of incorporation or formation, articles of incorporation and bylaws, as amended, in the case of a limited liability company, its certificate of formation, its limited liability company agreement, and its operating agreement or regulations (or similar documentation as denominated under the laws of the jurisdiction in which it is formed), in the case of a partnership, joint venture or a limited partnership, its certificate of formation, and the applicable partnership agreement or joint venture agreement, and in the case of any other Business Entity not specifically enumerated herein, the applicable documentation typically utilized in the jurisdiction where such Business Entity has been formed for purposes of initially forming such Business Entity according to the laws of such jurisdiction and thereafter operating and managing such Business Entity.

     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any of its Properties or the Lender.
     “Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
     “Gross Receipts” means, in relation to and arising from the Properties and Permitted Swap Agreements, all sums received therefrom by Borrower, including, but not limited to Swap Settlement Proceeds and proceeds under gas sales agreements, oil sales agreements, natural gas liquids sales agreements, gas processing agreements, gas gathering agreements, Operating Agreements, saltwater disposal agreements, and service agreements, including, but not limited to receipts pursuant to Accounting Procedures, and any other receipts relating to or arising from the Properties, other than the proceeds of Collateral governed separately by Section 2.4(b).
     “Guarantee” shall include any agreement, whether such agreement is on a contingency basis or otherwise, to purchase, repurchase or otherwise acquire any Indebtedness or liability of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services in any such case primarily for the purpose of enabling another Person to make payment of any such Indebtedness or liability, or to make any payment (whether as a capital contribution, purchase of any equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with Indebtedness or liability of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person’s Indebtedness or liability.
     “Guarantor” means BPI Energy Holdings, Inc., a corporation formed under the laws of the Province of British Columbia, Canada.
     “Guaranty” means a Guaranty of Borrower’s Obligations, executed by Guarantor, in form and content satisfactory to Lender, as the same may be modified, amended or supplemented from time to time.
     “Hydrocarbons” means oil, gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, coal bed methane gas from coal seams and coal mine methane gas from mine voids, and all products refined or separated therefrom.
     “Hydrocarbon Interests” means Leasehold Interests, Fee Interests and other interests in or under oil, gas and other liquid or gaseous hydrocarbon deeds, leases or farmout agreements (including the Leases) with respect to Hydrocarbons wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to Hydrocarbons wherever located, including any beneficial, reserved or residual interest of whatever nature.

     “Indebtedness” means, as to any Person, without duplication, (a) obligations of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (d) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) capitalized lease obligations of such Person, (f) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) guaranties by such Person of the type of indebtedness described in clauses (a) through (f) above, (h) all indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interest of such Person, (j) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries and (k) net obligations under any derivative contract including any Swap Agreement, commodity agreement, interest rate agreement or foreign exchange agreement, excluding any non-cash mark-to-market adjustments.
     “Initial Committed D&A Operations” is defined in Section 2.1(a).
     “Initial Loans” is defined in Section 2.1(a).
     “Initial Termination Date” means July 25, 2008.
     “Intercreditor Agreement” means that certain Intercreditor Agreement among Borrower, Lender and the Approved Counterparty under the initial Permitted Swap Agreement and executed and delivered pursuant to Section 6.1 in form attached hereto as Exhibit F.
     “Interest Period” means each monthly period beginning on (and including) the Repayment Date in one calendar month and ending on (but not including) the Repayment Date in the next following calendar month, provided that the first Interest Period for the Note and Loans shall begin on the date a Loan is first funded hereunder and ending on the second following Repayment Date.
     “Interest Rate” means the lesser of (a) the Maximum Rate and (b) the greater of (i) the LIBOR Rate plus the LIBOR Margin, and (ii) from the Closing Date through the Initial Termination Date, a fixed annual rate of 15%, and thereafter, a fixed annual rate of 12%.
     “Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.
     “JIBs” is defined in Section 7.1(c)(iii).
     “Lease” or “Leases” means, whether one or more, (a) those certain oil, gas, coal bed methane and/or mineral deeds or leases or farmout agreements set forth in the description of the Property on Exhibit A and any other interests in such deeds, leases or farmout agreements, whether now owned or hereafter acquired by Borrower, and any extension, renewals, corrections, modifications, elections or amendments of any such deeds or leases or farmout agreements, or (b) other oil, gas and/or mineral deeds or leases or farmout agreements or other interests pertaining to the Properties which may now and hereafter be made (or intended or purported to be made) subject to the lien of any of the Security Documents and any extension, renewals, corrections, modifications, elections or amendments of any such deeds or leases or farmout agreements.
     “Leasehold Interest” means a Hydrocarbon Interest arising from ownership relating to an oil, gas and/or mineral lease.
     “Lender” shall have the meaning assigned to such term in the preamble of this Agreement, and its successors and assigns.
     “Lender Account” is defined in Section 2.7(a).
     “Letters in Lieu” means those certain letters in lieu of transfer orders, duly executed by Borrower, in the form reasonably satisfactory to Lender.
     “LIBOR Margin” means (a) from the Closing Date through the Initial Termination Date, 9% per annum, and (b) thereafter, 6% per annum.
     “LIBOR Rate” means for any day the fluctuating rate of interest equal to the one-month London interbank offered rate as published in the “Money Rates” section of The Wall Street Journal as stated on the first Business Day of the calendar month in which such day lies, provided that in any event, LIBOR Rate for any non-Business Day will be the LIBOR Rate in effect on the immediately preceding Business Day, even if such Business Day is in the previous calendar month. In the event The Wall Street Journal is no longer published or no longer publishes the LIBOR Rate in its “Money Rates” table, Lender shall choose a substitute LIBOR Rate that is based upon comparable information subject, however, to Section 3.2 hereof.
     “Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Indebtedness owed to it or any other arrangement with such creditor which provides for the payment of such Indebtedness out of such property or assets or which allows it to have such Indebtedness satisfied out of such property or assets prior to the satisfaction of general creditors of the owner of such property or assets, including, without limitation, any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of unregistered securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.
     “Loan Documents” means this Agreement, the Note, each Royalty Interest Conveyance, Letters in Lieu, each Mortgage, the Security Agreement, the Guaranty, the Letters in Lieu, the Notices of Assignment of Proceeds, the Deposit Account Control Agreement, Permitted Swap Agreements, the Intercreditor Agreement, each Subordination Agreement and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments, in as many counterparts as Lender may require, now, heretofore or hereafter delivered by Borrower to Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations.
     “Loan Termination Date” means the earliest of: (a) the later of (i) the Initial Termination Date, and (ii) if the Loan Termination Date then in effect is extended pursuant to Section 2.9, the Extended Termination Date, (b) the date on which all Obligations of Borrower under the Loan Documents (other than the Royalty Interest Conveyances) have been paid and performed in full and Lender’s obligation (if any) to advance any Loans has terminated, and (c) the date on which Lender notifies Borrower of the acceleration of payment of any portion or all of the Obligations because of the occurrence of an Event of Default.
     “Loan to Value Ratio” means, when determined, the ratio derived by dividing (a) the aggregate principal amount of the Loans outstanding at that time, by (b) the PW10 of Borrower’s Proved Developed Producing Reserves in the Properties, net to Borrower’s interest, and calculated by Lender in connection with the most recent Reserve Report delivered hereunder (after being adjusted from time to time to incorporate Lender’s then-current assumptions with respect to pricing, Expenses and hedges under Permitted Swap Agreements). Lender’s then-current assumptions will include forward price assumptions consisting of the Forward NYMEX Market Prices.
     “Loans” means, collectively, the Initial Loans, the Discretionary D&A Loans, Administrative Fees and the Facility Fees advanced hereunder, and “Loan” means, individually, any Initial Loan or any D&A Loan as described in Section 2.1, any Administrative Fee and any Facility Fee advanced hereunder.

     “Lockbox” means Lender’s lockbox established with the lending institution where the Lender Account is maintained to which Gross Receipts of Borrower that are not wire-transferred into the Lender Account will be directed for subsequent transfer into the Lender Account.
     “Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower, (b) the ability of the Borrower to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document, or (d) the rights and remedies of or benefits available to Lender under any Loan Document.
     “Material Contracts” means any agreement or arrangement to which Borrower is a party or to under which Borrower is bound (other than the Loan Documents) for which Borrower’s breach or non-performance could be reasonably expected to have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or otherwise) of Borrower or the ability of Borrower to fully and timely perform its Obligations or adversely affect the legality, validity, binding effect or enforceability of any Loan Document, the contracts listed on Schedules 4.1(t) and (u) and the Operating Agreements.
     “Maximum Rate” means the maximum non-usurious rate of interest that Lender is permitted under applicable law to contract for, take, charge, or receive from Borrower.
     “Mortgage” is defined in Section 6.1.
     “Net Revenue” means, unless specified otherwise, the aggregate amount calculated as Gross Receipts minus the aggregate amount calculated as Expenses, for any specified period.
     “Net Revenue Interest” and “NRI” means in relation to Leasehold Interests (a) with respect to a Unit for which a net revenue interest is stated, that interest in the applicable Hydrocarbons produced, saved and sold from such unitized area which is afforded to Borrower by virtue of its ownership of the Hydrocarbon Interests included in whole or in part in such area after deducting all burdens against the production therefrom, and (b) with respect to a Well for which a net revenue interest is stated, that interest in the applicable Hydrocarbons produced, saved and sold from the Well which is afforded to Borrower by virtue of its ownership of the Hydrocarbon Interests after deducting all burdens against the production therefrom.
     “Net Revenue Reimbursement Amount” is defined in Section 2.7(b).
     “Non-Operated Properties” means the Properties (as herein defined) but as to which Borrower does not serve as Operator.
     “Note” is defined in Section 2.1(d).
     “Notice of Assignment of Proceeds” is defined in Section 6.4.
     “Obligations” means all Indebtedness and all obligations from time to time owing from Borrower to Lender or any of Lender’s Affiliates under or pursuant to any of the Loan

Documents in connection with this Agreement or any transaction contemplated hereby, including without limitation, all principal, interest, fees, expenses, costs and indemnities.
     “Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, nitrogen removal units, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
     “Operating Agreements” means, whether one or more, operating agreements relating to the Properties to which Borrower is currently a party or by which Borrower is currently bound, and operating agreements related to the Properties to which Borrower hereafter becomes a party or by which Borrower hereafter becomes bound, which later operating agreements shall be reasonably satisfactory in form and substance to Lender.
     “Operating Expenses” means (a) in relation to Leasehold Interests, Borrower’s proportionate share of (i) direct lease operating expenses and well maintenance expenses (such well maintenance expenses shall be limited to $25,000.00 per event, net to Borrower’s interest, without Lender’s prior consent), which arise from Borrower’s Working Interests in the wells that are subject to the Mortgage, that are billed to Borrower by the Operator or incurred by Borrower, as Operator, of the Properties and (ii) Borrower’s Working Interest share of expenses incurred in the repair, maintenance and replacement of damaged or obsolete Equipment (such equipment repair, maintenance and replacement expenses shall be limited to $25,000.00 per event, net to Borrower’s interest, without Lender’s prior consent) and (b) in relation to Fee Interests, Borrower’s direct operating expenses and well maintenance expenses (such well maintenance expenses shall be limited to $25,000 per event, without Lender’s prior consent), which arise from Borrower’s fee interests in the Wells that are subject to the Mortgage, that are billed to Borrower by the Operator or incurred by Borrower, as Operator, of the Properties and (ii) Borrower’s expenses incurred in the repair, maintenance and replacement of damaged or obsolete Equipment (such equipment repair, maintenance and replacement expenses shall be limited to $25,000.00 per event, without Lender’s prior consent)
     “Operating Report” is defined in Section 7.1(u).
     “Operator” means, with regard to the Properties, Borrower, and any other operator, including contract operator, as such terms are generally understood in the oil and gas industry.
     “Pay Rate” means an annual fixed rate equal to 12%.
     “Permitted Encumbrances” means:
     (a) Liens pursuant to any Loan Document;
     (b) Liens for taxes, assessments, or other governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (c) operators’, non-operators’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or which are incident to the exploration, development, operation, and maintenance of the Properties, not overdue for a period of more than sixty (60) days or which are disputed in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) Liens in connection with workers’ compensation, unemployment insurance and other social security legislation as provided by any Governmental Requirement, other than any Lien imposed by ERISA;
     (e) deposits to secure the performance of trade contracts, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (f) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, or reservations and other similar encumbrances, defects, irregularities, minor imperfections and deficiencies in title affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (g) Liens arising in connection with capital leases or purchase money obligations approved by Lender; and

     (h) Liens permitted under Section 6.1 that are granted by Borrower to counterparties under Permitted Swap Agreements.
     (i) the Leases; and
     (j) Liens on equipment arising under equipment leases or securing acquisition financing of such equipment.
     “Permitted Swap Agreement” means a Swap Agreement with an Approved Counterparty on terms and conditions, and in a form reasonably acceptable to Lender, including a master swap agreement on International Swap Dealers Association forms and the schedules thereto and any confirmations thereunder which Borrower enters into with an Approved Counterparty on terms reasonably acceptable to Lender.
     “Person” means an individual, any Business Entity, estate or executor thereof, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.
     “Pledge Agreement” means a pledge agreement (covering, without limitation, all of the capital stock of Borrower) executed by Guarantor as debtor in favor of Lender as secured party dated as of the date hereof, in form and content satisfactory to Lender, as the same may be modified, amended or supplemented pursuant to the terms of this Agreement.
     “Pro Forma Financial Statements” is defined in Section 4.1(g).
     “Properties” means all Oil and Gas Properties and the other oil and gas assets of Borrower described in Exhibit A, as Exhibit A may be modified, amended or supplemented from time to time, including at such times as Lender advances Discretionary D&A Loans for purposes of acquiring additional Oil and Gas Properties.
     “Property Operating Statement” means the monthly statement, in the form of Exhibit C, or another form mutually acceptable to Borrower and Lender (but containing at a minimum the same requested information) to be prepared and delivered by Borrower to Lender pursuant to Section 2.6.
     “Property Taxes” means taxes imposed periodically on Borrower by the applicable Governmental Authority which are based on or measured by the estimated value (at the time such taxes are assessed) of any Hydrocarbons or other assets situated within the Properties.
     “Proved Developed Non-Producing Reserves” means Proved Reserves that are estimated to be recoverable by existing wells that are not yet capable of producing such reserves without completions or recompletions being conducted within the existing wellbores thereof.
     “Proved Developed Producing Reserves” means Proved Reserves that are estimated to be recoverable by existing wells that are then capable of producing such reserves.
     “Proved Reserves” means the current estimated quantity of Hydrocarbons which analysis of geologic and engineering data demonstrate with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions based on either actual production or conclusive formation tests.
     “Proved Undeveloped Reserves” means Proved Reserves that are estimated to be recoverable from wells to be drilled in the future.
     “Purchasers of Hydrocarbons” means the Persons listed on Schedule 4.1(s) and all other Persons who, now or may in the future, purchase Hydrocarbons attributable or allocable to Borrower’s Hydrocarbon Interests in the Properties.
     “PW10” means the present worth of future net cash flow, discounted to present value at the simple interest rate of ten percent (10%) per year.
     “Repayment Date” means, prior to the satisfaction of all Obligations, the last Business Day of each month, commencing with the month of August 2007 and ending on the Loan Termination Date.
     “Request for Commitment” means a written request, in the form of Exhibit D, to Lender from Borrower, signed by an authorized representative of Borrower as specified in the resolutions and incumbency certificate to be delivered pursuant to Section 9.2(c) hereof, for an advance of funds under a Discretionary D&A Loan.
     “Reserve Report” is defined in Section 7.1(e).
     “Royalty Interest” means, with respect to each of the Properties, (a) in relation to Leasehold Interests, a cost-free overriding royalty interest from Borrower’s Hydrocarbons produced, saved and sold, proportionately reduced to Borrower’s Working Interest and other Hydrocarbon Interests in Hydrocarbons in, under and to be produced from or attributable to the Properties and (b) in relation to Fee Interests, a cost-free royalty interest from Borrower’s Hydrocarbons produced, saved and sold, from the fee interest in, under and to be produced from or attributable to the Properties; in each case, conveyed to Lender pursuant to any Royalty Interest Conveyance, including, but not limited to, any Royalty Interest to be conveyed pursuant to Section 8.4.
     “Royalty Interest Conveyance” means the Overriding Royalty Interest and Royalty Interest Conveyance pursuant to which Borrower conveys to Lender the Royalty Interest from time to time according to the requirements of Section 8.4 below.
     “Royalty Interest Letters in Lieu” means those certain letters in lieu of transfer orders in relation to any Royalty Interest, duly executed by Borrower, in the form satisfactory to Lender.
     “Security Agreement” means a security agreement (covering, without limitation Accounts, Equipment, General Intangibles and Inventory of Borrower as those terms are defined in the Uniform Commercial Code adopted by the State of Formation of Borrower) executed by Borrower as debtor in favor of Lender as secured party dated as of the date hereof, in form and content satisfactory to Lender, as the same may be modified, amended or supplemented pursuant to the terms of this Agreement.

     “Security Documents” means each Mortgage, the Security Agreement, the Deposit Account Control Agreement, the Pledge Agreement, and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered to Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations, as the same may be modified, amended or supplemented from time to time pursuant to this Agreement.
     “Severance Taxes” means state taxes imposed by the applicable Governmental Authority at the time oil or gas is produced from a well which are based on or measured by the amount or value of such production.
     “State of Formation” means the state in which Borrower is formed as a Business Entity under the applicable statutes of such state.
     “Subordination Agreement” means an agreement, in form and substance satisfactory to Lender, executed by the Partners (or Affiliates thereof) of Borrower subordinating any amounts owed or that may become owing to any of them by Borrower, to the rights of and obligations owed to Lender under this Agreement and the other Loan Documents.
     “Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Swap Agreement” means (a) any interest rate or currency swap, rate cap, rate collar, forward agreement and other exchange or rate protection agreements or any option with respect to any such transaction and (b) any swap agreement, cap, collar, floor, exchange transaction, forward agreement or exchange or protection agreement related to Hydrocarbons or any option with respect to such transaction.
     “Swap Settlement Payables” means any settlement amounts payable by Borrower under the terms of any executed Permitted Swap Agreement, after giving effect to any netting provisions of such agreement.
     “Swap Settlement Proceeds” means any settlement amounts paid to Borrower under the terms of any executed Permitted Swap Agreement, after giving effect to any netting provisions of such agreement.
     “Tax Claim” means any claim by a taxing authority that Borrower owes or that Borrower’s interest in any of the Properties is subject to a Lien securing any amount of taxes of any kind.

     “Taxes” is defined in Section 3.1(a).
     “Title Documents” means copies of documents and instruments supporting Borrower’s title in and to some or all of the Properties and any related reports, abstracts and analyses to be delivered by Borrower to Lender from time to time.
     “Title Opinions” means those certain title opinions to be delivered by Borrower to Lender from time to time.
     “Unit” means, in respect of each Well or group of related Wells, Borrower’s interest in Oil and Gas Properties covering the lands attributed to each such respective Well or group of related Wells for pooling, unitization and/or proration purposes, from time to time, whether so attributed to such Well or group of related Wells in order to comply with the terms of the applicable deed, oil and gas leases, farmout agreements, coal bed methane leases, pooling or unitization agreements, unit operating agreements or the like or in order to comply with the applicable rules and regulations of applicable governmental authorities related to pooling, unitization, well spacing or the like and, including without limitation any pooled (compulsory or voluntary) unit, proration unit, production unit, regulatory unit, field-wide unit, or other similar designation or allocation of lands to such Well or group of related Wells; provided, however, that, to the extent lands have not been attributed to any such Well or group of related Wells either by any such deed or contractual or regulatory authority, then the applicable Unit will consist of all of Borrower’s interest in Oil and Gas Properties supporting Borrower’s right to receive production or proceeds of production from such Well or Wells without geographic limitations.
     “Well” means a well producing or capable of producing Hydrocarbons, including those described or referred to in Exhibit A or on any exhibit to any Security Documents, as such Exhibit A or other exhibit may be modified, amended or supplemented from time to time.
     “Wire Transfer Instructions” means the instructions described on Schedule 2.1 relating to the disbursements by Lender of the amounts constituting the Initial Loans (other than the Facility Fee and the initial Administration Fee).
     “Working Interest” and “WI” means in relation to Leasehold Interests (a) with respect to a Unit for which a working interest is stated, Borrower’s share of the costs of operations conducted thereon, and (b) with respect to a Well for which a working interest is stated, Borrower’s share of costs of the operation thereof.
     Section 1.2 Exhibits and Schedules. All exhibits and schedules attached to this Agreement are incorporated herein by reference and made a part hereof for all purposes.
     Section 1.3 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document; provided that nothing contained in this Section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

     Section 1.4 References and Titles. All references in this Agreement to exhibits, schedules, articles, sections, subsections and other subdivisions refer to the exhibits, schedules, articles, sections, subsections and other subdivisions of this Agreement unless otherwise expressly provided. Section and subdivision headings are for convenience only, do not constitute any part of such sections or subdivisions and shall be disregarded in construing the language contained in such sections or subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular sections or subdivisions unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
     Section 1.5 Calculations and Determinations. All calculations pursuant to the Loan Documents of fees and of interest shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. Unless otherwise expressly provided herein or Lender otherwise consents in writing, all Financial Statements and reports to be furnished to Lender under the Loan Documents shall be prepared and all financial computations and determinations made pursuant to the Loan Documents, and with respect to the Financial Statements, shall be made in accordance with GAAP.
ARTICLE II
THE LOANS
     Section 2.1 The Loans .. Subject to the terms and conditions under this Agreement (including the right of Lender to terminate any of its obligations hereunder upon the occurrence of an Event of Default or a Default), Lender agrees to make the following Loans to Borrower.
     (a) The Initial Loans. On or after the Closing Date and on or before the Drawdown Termination Date, Lender agrees to advance to Borrower up to $10,200,000 (collectively, the “Initial Loans”) to be applied as follows:
     (i) $9,059,566.40 used for D&A Operations described on Schedule 2.1(a) attached hereto, including reimbursement to Borrower for expenses incurred by Borrower prior to the disbursement of the Initial Loans in connection with such D&A Operations (the “Initial Committed D&A Operations”); provided that such Schedule 2.1(a) may be amended, restated, or supplemented by mutual agreement of Borrower and Lender;
     (ii) To reimburse Borrower and Lender for, or advance to Borrower or Lender amounts to pay, certain expenses (including accounting, legal and other similar fees) actually incurred by Borrower or Lender under Section 7.1(y) in an amount of up to $516,457.84 (the “Closing Costs”);

     (iii) To pay a Facility Fee of $177,638.56 in respect of its funding the Initial Loans; and
     (iv) To pay the initial Administration Fee in the amount of $5,000.
     Upon the funding of the Initial Loans, Lender will concurrently refund to Borrower the $50,000 expense advance delivered to Lender by Borrower between May 21, 2007 and the Closing Date.
     (b) Discretionary D&A Loans.
     (i) Prior to the Drawdown Termination Date and subject to the terms of Section 2.1(c), Lender may, but shall not be obligated to, make additional advances to Borrower of D&A Loan(s) up to an aggregate of $64,800,000 (less the aggregate amount of all Facility Fees and Administration Fees) to be used exclusively for certain D&A Operations proposed by Borrower following Closing, including reimbursement to Borrower for expenses incurred by Borrower prior to the disbursement of any such advances in connection with such D&A Operations (the “Discretionary D&A Loans”).
     (ii) Pursuant to a Request for Commitment, Lender may make, subject to its sole discretion, advances for Discretionary D&A Loans in an amount determined by Lender in its sole discretion. Within fifteen (15) days after Lender’s receipt of a Request for Commitment for a Discretionary D&A Loan listing all applicable expenditures and all the technical information that Lender may reasonably require to evaluate the expenditures (including but not limited to a project overview, a proposed work plan and, at Lender’s request, a third-party engineering evaluation where applicable) that Borrower desires to make in order to conduct a D&A Operation, Lender shall notify Borrower in writing whether in its sole and absolute discretion Lender will make an advance equal to the total estimated expenditures shown on such Request for Commitment.
     (iii) At the end of each Fiscal Quarter, at Borrower’s written request, Lender will review the progress of Borrower’s D&A Operations and determine, in its sole discretion, whether to increase the aggregate amount of Discretionary D&A Loans.
     (c) All D&A Loans.
     (i) Any Request for Commitment for a Discretionary D&A Loan in relation to one or more D&A Operations shall be for a minimum of $1,000,000. Each Request for Commitment shall include (A) the applicable request for an advance of the additional Facility Fee payable pursuant to Section 7.1(aa), (B) a variance allowance not to exceed ten percent (10%) of the estimated expenses set forth in the Request for Commitment (such allowance will be available only to the extent the actual costs of any D&A Operation exceeds 100% of the estimated costs), and (C) the AFE(s) applicable to such D&A Operation(s) and such other supporting materials sufficient for Lender to assess whether it will grant approval thereof.
     (ii) If approved, Lender will advance that portion of the Discretionary D&A Loan necessary to pay Borrower’s share of costs and expenses attributable to such operations, including reimbursement to Borrower for expenses incurred by Borrower prior to such disbursement in connection with such operations (not to exceed the amount requested in the Request for Commitment); provided that Borrower has provided all information requested by Lender.
     (iii) Any advances to be made by Lender under this Section 2.1(c), if at all, shall be made on the date specified on the applicable Request for Commitment or acquisition. Within the earlier of thirty (30) days after completion of any funded D&A Operation(s), or within ten (10) Business Days after receipt of sufficient information thereon from the Operator or seller, as applicable, Borrower shall provide Lender a preliminary cost certificate in the form attached hereto as Exhibit E (the “Cost Certificate”), duly executed by an authorized officer of Borrower, setting forth the amount of costs and expenses that were incurred by Borrower and that have either been paid by Borrower or are to be paid from the proceeds of advances. Borrower shall not later than 180 days following the completion of any D&A Operation provide Lender a completed Cost Certificate, duly executed by an authorized officer of Borrower certifying the costs and expenses that were incurred by Borrower and paid by Borrower. To the extent any D&A Loan proceeds remain unused by Borrower subsequent to the completed D&A Operations for which they were advanced, Borrower may use such unused funds only for other D&A Operations approved by Lender or to repay any Obligations in accordance with the terms of this Agreement.
     (iv) Any Request for Commitment shall be made by Borrower for business opportunities, projects, and/or uses that are described as D&A Operations subject, without limitation, to the following:
     (A) All statements of costs and estimates provided to Lender shall be rendered in sufficient detail to give Lender complete and accurate information as to the purpose for and amount of all items included therein, and Lender shall be entitled to such additional information regarding such expenditures as Lender may reasonably request. All such data shall be subject to audit by Lender’s representatives at any time mutually agreeable to the parties.
     (B) Borrower agrees that, subject to any other conditions expressly set forth in this Agreement, with respect to any Development Operation consisting of a new-well drill or any other operation requiring Borrower to expend more than $25,000, Lender’s funding of such operation is further subject to the requirement that prior to or contemporaneously with the submission of a Request for Commitment covering each such operation Borrower shall submit to Lender all title information in its possession or available to it from third parties, with such information being satisfactory to Lender in its reasonable discretion, relating to the Hydrocarbon Interests relating to such operations, unless current Title Documents covering such lands have already been provided under this Agreement, in either event which confirm that Borrower owns Defensible Title thereto subject only to a first priority lien under the Mortgage in favor of Lender and Permitted Encumbrances. If such activity is a D&A Operation that relates to the acquisition of one or more undeveloped Hydrocarbon Interests, however, Borrower shall only be required to deliver title materials satisfactory to Lender covering the lands covered by such Hydrocarbon Interests. If title materials and data available to Borrower are unsatisfactory to Lender, Lender may, but shall not be obligated to, advance D&A Loans, provided that, Borrower provides supplemental title materials within sixty (60) days following the funding of any D&A Loan that are satisfactory to Lender. Nothing in this Section 2.1(c)(iv)(B) shall affect Borrower’s obligation to deliver the Title Opinions as set forth in Section 7.1(x).
     (C) Notwithstanding the foregoing or anything herein to the contrary, in no event shall Lender be obligated to make the Initial Loans pursuant to Section 2.1(a) in excess of an aggregate amount of $10,200,000; and in no event shall Lender be obligated to make any Discretionary D&A Loans approved by Lender pursuant to Section 2.1(c) in excess of an aggregate amount of $64,800,000 including the aggregate amount of Facility Fees related thereto and Administration Fees.
     (D) No Default or Event of Default shall have occurred and be continuing, and no Loan shall be advanced following the Drawdown Termination Date.
     (d) Promissory Note. The Loans described in Section 2.1 and all other amounts due under this Agreement shall be evidenced by a promissory note in the face amount of $75,000,000 (the “Note”), in the form of Exhibit B as appropriately completed. The final maturity date of such Note shall be the Loan Termination Date and all amounts evidenced by the Note shall be secured by the Security Documents.
     Section 2.2 Interest.
     (a) Subject to the provisions of subsection (b) below, each Loan shall accrue interest on the outstanding principal amount thereof at a rate per annum equal to the Interest Rate and shall be payable as set forth in Section 2.6 hereof.
     (b) If any amount payable by Borrower under any Loan Document is not paid when due, whether at stated maturity or by acceleration or otherwise, such amount shall thereafter accrue interest, after as well as before judgment, at the Default Rate to the fullest extent permitted by applicable laws. Furthermore, while any Event of Default exists (either before or after acceleration), Borrower shall pay interest on the principal amount of all outstanding Obligations, after as well as before judgment, at the Default Rate to the fullest extent permitted by applicable laws.
     (c) Interest on each Loan shall be due and payable in arrears on each Repayment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as amended from time to time. At Borrower’s request and at Lender’s consent, granted in its sole discretion, interest which has accrued and is not paid when due shall be added to and become part of the principal under the Note; provided, however, the capitalization of such accrued and unpaid interest pursuant to this sentence will not preclude Lender from declaring or maintaining an Event of Default or charging interest, after as well as before judgment, at the Default Rate based on Borrower’s failure to pay such amount to the extent Lender has such right under any other provision of this Agreement or under any of the other Loan Documents.
     (d) All computations of interest and all fees for a given period shall be made by multiplying the applicable annual rate times a fraction the numerator of which shall be the actual number of days elapsed during such period and the denominator of which shall be 360. Interest shall accrue on the day on which the Loan is made, but shall not accrue on the day on which the Loan or such portion thereof is paid, provided that any Loan that is repaid on the same day on which it is made shall accrue interest for one day.
     (e) To the extent Debt Service and other Obligations for a particular Interest Period exceed the amount of Net Revenue swept and applied by Lender pursuant to Section 2.6, then the percent of Net Revenue swept and applied by Lender shall at Lender’s option be increased to a percentage (up to 100%) necessary to sweep a sufficient portion of the Net Revenue to pay (i) all Debt Service and other Obligations due for that Interest Period plus (ii) all Debt Service and other Obligations remaining unpaid from any prior Interest Period. To the extent all payments for such previously unpaid Debt Service and other Obligations are satisfied, the percent of Net Revenue swept shall be reduced to the extent provided in Section 2.6. To the extent that the application provisions under this Section 2.2(e) conflict with those under Section 2.6(b), Section 2.6(b) controls.
     Section 2.3 Repayment of the Loans.  Borrower shall repay the outstanding principal amount of the Loans evidenced by the Note plus all accrued and unpaid interest thereon by the Loan Termination Date. Loans advanced pursuant to this Agreement and repaid by Borrower, may not be reborrowed.
     Section 2.4 Prepayment of the Loans.
     (a) Voluntary Prepayments. Borrower may prepay the Note, in whole or in part, any time after the Closing Date; provided that Borrower shall provide Lender at least three (3) Business Days’ prior written notice of such prepayment, except in connection with Section 2.4(b). If the outstanding principal amount of the Note is prepaid in full, all fees paid hereunder that may otherwise constitute interest under applicable law, including the Facility Fees, shall constitute prepayment penalties.
     (b) Mandatory Prepayment. Except as expressly provided otherwise in Sections 2.6, 6.5 and 6.7, Borrower shall deliver to Lender one hundred percent (100%) of the net proceeds of any disposition of Collateral or any issuance of Subordinated Debt one Business Day after Borrower’s receipt of such net proceeds and such amounts shall be applied to reduce the outstanding principal amount of the Note. Borrower shall use 100% of all insurance proceeds to promptly acquire new or replacement assets which are contemporaneously subjected to a first priority Lien in favor of Lender on terms satisfactory to Lender and its counsel, provided, that, if (i) an Event of Default exists when Borrower receives such proceeds, or (ii) Borrower has not acquired such assets within ninety (90) days after its receipt of such proceeds, then, in each case, Borrower shall deliver such proceeds to Lender and such amount shall be applied to reduce the outstanding principal amount of the Note. In furtherance thereof, Borrower agrees to promptly execute and deliver to Lender a Mortgage and any other Security Documents described in Section 6.1 to grant Lender a first priority lien, subject only to the Permitted Encumbrances, in any such replacement property, and further agrees that if such property is a replacement Oil and Gas Property previously subject to a Royalty Interest, to promptly execute and deliver a Royalty Interest Conveyance to Lender on the Business Day following Borrower’s acquisition of such property.
     (c) Prepayments Generally. Any principal prepaid pursuant to this Section 2.4 shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.
     Section 2.5 Commencement of Royalty Interest. The Royalty Interest will be applicable with respect to all Hydrocarbons produced from or attributable to the Properties from and after the first day of the month of the Closing Date, as more particularly described in the Royalty Interest Conveyance.
     Section 2.6 Application of Receipts.
     (a) Net Revenue shall be calculated by Lender based on the Property Operating Statement. Borrower shall prepare and deliver the Property Operating Statement to Lender once per month, as soon as practical and in any event no later than the last Business Day of each month. Such Property Operating Statement shall detail Borrower’s Gross Receipts and Expenses with respect to such month and for any other such amounts relating to any preceding months that were not previously accounted for in a Property Operating Statement and shall also detail the production of Hydrocarbons from the properties as described therein. Borrower shall deliver the first Property Operating Statement to Lender no later than the last Business Day of August 2007; provided, however, that this first Property Operating Statement shall cover the period from Closing Date through and including the last Business Day of August 2007, and shall reflect Gross Receipts received and Expenses paid for such period which are related to production for all periods prior to and including the last day of July 2007, to the extent available to Borrower.
     (b) From the Closing Date through the Initial Termination Date,
     (i) accrued and unpaid interest shall be due and payable on each Repayment Date; provided that (A) the amount of interest that would accrue at a rate equal to the Pay Rate shall be paid in immediately available funds and all Net Revenue shall be applied first to pay Expenses and then to pay such interest, and (B) all additional accrued and unpaid interest shall be capitalized so that it is added to and becomes part of the principal under the Note, and
     (ii) if the amount of Net Revenue for any month is not sufficient to pay that portion of the accrued and unpaid interest payable in immediately available funds, the amount of such excess accrued and unpaid interest shall be capitalized so that it is added to and becomes part of the principal under the Note.
     (c) After the Initial Termination Date, effective as of each Repayment Date and at the end of each Interest Period, Gross Receipts for such Interest Period shall be applied as follows:
     (i) First, to the amount necessary to pay the Expenses.
     (ii) Second, (A) for the 12 months immediately following the Initial Termination Date, sixty-five percent (65.0%) of the Net Revenue to Lender for payment of amounts which are included within Debt Service and other Obligations to Lender for such Interest Period; and (B) for each calendar month thereafter, eighty-five percent (85.0%) of the Net Revenue to Lender for payment of amounts which are included within Debt Service and other Obligations to Lender for such Interest Period; provided that, upon the occurrence and continuation of an Event of Default, the percentage of the Net Revenue to be applied for Debt Service and other Obligations to Lender may be increased to one hundred percent (100%) or such other amount specified in Section 2.2(e) above for so long as an Event of Default is continuing. The amount paid to Lender pursuant to this Section 2.6(c)(ii) shall be applied first to any interest due on the Note, until all accrued interest is paid in full, and any remaining amounts paid pursuant to this Section 2.6(c)(ii) shall be applied to remaining outstanding principal under the Note. If the Property Operating Statement is not received by the Lender on or before the last Business Day of the month, Borrower irrevocably authorizes the Lender to apply any necessary portion of Gross Receipts received by the Lender toward any interest due on the Note, until all accrued interest is paid in full, superceding the payment priority of Expenses set forth in Section 2.6(c)(i) above.
     (iii) Third, $5,000 to Lender as the Administration Fee (other than the initial Administration Fee) to the extent such fee accrues in the current month the Property Operating Statement is due.

     (iv) Fourth, so long as no Event of Default shall have occurred and be continuing, any remaining amounts shall be paid to Borrower by remitting such sums to the Borrower Operating Account in accordance with Section 2.7(b).
     Section 2.7 Borrower Sub-Account.
     (a) Until all of Borrower’s Obligations have been fully satisfied, Borrower shall direct and cause all Purchasers of Hydrocarbons, the Operators, all counterparties under Swap Agreements, all account debtors of Borrower (including under pipeline transportation contracts), and any other customers of Borrower to deposit all payments of any nature whatsoever due and owing by such Persons to Borrower directly into an account maintained by Lender (the “Lender Account”); provided, however, that Purchasers of Hydrocarbons, with prior notice to Lender, may make distributions to third-party royalty interest owners and working interest owners and may withhold Severance Taxes. Lender shall establish a sub-account (the “Borrower Sub-Account”) on its internal books and records and shall credit to such Borrower Sub-Account all collected funds which constitute such payments. After payment of the amounts described in this Section 2.7 and subject to Section 2.6, Borrower authorizes Lender to debit the Borrower Sub-Account for the payment of all Obligations hereunder when due and payable.
     (b) As soon as practical after the Borrower delivers to the Lender its monthly Property Operating Statement, provided that no Event of Default has occurred and is continuing, and after withholding all distributions that Lender is entitled to pursuant to Section 2.6(c)(ii) and (iii), Lender will release to Borrower the funds credited to the Borrower Sub-Account, by remitting to the Borrower Operating Account the amount payable to Borrower pursuant to Section 2.6(c)(i) for the payment of Expenses and pursuant to Section 2.6(c)(iv) (the “Net Revenue Reimbursement Amount”). Borrower shall have the right to use funds paid over to the Borrower Operating Account as the Net Revenue Reimbursement Amount for any corporate or business purposes of Borrower. Borrower will have sixty (60) days after the receipt of such funds to contest the amounts of funds released, after which time the amounts released will be deemed conclusively correct absent manifest error, provided Borrower may not contest any such amounts released for any reason after the Loan Termination Date. If Borrower desires to contest any such amount it shall do so by providing Lender written notice with a report analyzing its basis regarding any error. Lender shall thereafter notify Borrower, within thirty (30) days of receipt of Borrower’s analysis, if it agrees with or disputes Borrower’s analysis. If Lender disputes Borrower’s analysis, Lender’s notice shall detail the specific basis of the dispute and the amount of the dispute. If Lender agrees with Borrower’s analysis, Lender will disburse any such amounts to Borrower within fifteen (15) days of the date of Lender’s notice.
     Any amounts deposited into the Lender Account owing to third-party working interest, overriding royalty interest and royalty interest owners whose interests in the Properties were created prior to the time such Properties became subject to any of the Security Documents or to taxing authorities for production taxes shall be released by Lender to Borrower within three (3) Business Days after receipt of a certificate from Borrower detailing such amounts and the party to be paid so that Borrower may return such amounts to such third-party working interest, overriding royalty interest and royalty interest owners and taxing authorities. Lender shall have the right to undertake audit procedures during normal business hours and upon reasonable prior notice to periodically confirm that such payments and all Expenses have been made by Borrower. Lender shall have the right at its option, but not the obligation, to make payments directly for Expenses and such other payments directly to the third-party working interest, overriding royalty interest and royalty interest holders and taxing authorities upon the occurrence of and during the continuance of an Event of Default hereunder. Except as provided in this Section 2.7, upon the occurrence of and during the continuance of an Event of Default, any funds in the Borrower Sub-Account may be applied, at Lender’s option, against unpaid Obligations, and the Swap Settlement Payables on a pro rata basis, such Obligations and Swap Settlement Payables being, in such event, pari passu.
     Section 2.8 Use of Proceeds .. Initial Loan proceeds may be used by Borrower for the purposes described in Section 2.1(a). Discretionary D&A Loan proceeds may be used by Borrower for the purposes of funding Borrower’s share of costs and expenses relating to the conduct of the Discretionary D&A Operations pursuant to Section 2.1(b) and Section 2.1(c), including reimbursement of expenses previously paid by Borrower for any corporate or business purpose of Borrower, all as approved by Lender in writing. In no event shall funds from the Loans be used by Borrower, directly or indirectly, for personal, family, household or agricultural purposes, or any other purpose not specifically described in this Section 2.8 or in Section 2.1.
     Section 2.9 Optional Extension of Loan Termination Date
     Lender may in its sole discretion, by notice to Borrower, not later than 90 days prior to the Initial Termination Date, notify Borrower that Lender is electing to extend the Loan Termination Date then in effect until July 29, 2011 (the “Extended Termination Date”). Notwithstanding the foregoing, the extension of the Loan Termination Date pursuant to this Section shall not be effective unless:
     (i) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; and
     (ii) the representations and warranties of Borrower contained in this Agreement are true and correct in all material respects on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (except to the extent that (A) the facts upon which such representation are based have been changed by the extension of credit hereunder or by subsequent events and circumstances not constituting violations of the other provisions of this Agreement, or (B) if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
     Section 2.10 Other Operations. Until all Obligations (other than the obligations under any Royalty Interest Conveyance) have been paid in full and this Agreement has been terminated, other than the Initial Committed D&A Operations and the prudent maintenance of existing wells included in the Collateral, Borrower may not conduct or invest in any development activities, including, without limitation, drilling, sidetracking, deepening, completing, recompleting or reworking operations, without first submitting to Lender a Request for Commitment to fund such activities.
ARTICLE III
TAXES AND YIELD PROTECTION
     Section 3.1 Taxes.
     (a) Any and all payments by Borrower to or for the account of Lender under any Loan Document other than the Royalty Interest Conveyance shall be made free and clear of and without deduction by Borrower for any and all taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, other than Direct Taxes, but excluding, in the case of Lender, taxes imposed on or measured by its income (except as required by applicable law), and franchise taxes imposed on it (in lieu of income taxes), by the jurisdiction (or any political subdivision thereof) under the applicable laws of which Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Other Taxes”). To confirm Borrower’s ability to comply with the foregoing, Lender represents and warrants to Borrower that Lender is (i) not subject to backup withholding and is otherwise current on its obligations under the Internal Revenue Code of 1986 (as amended and any successor statute, the “Code”), and (ii) not a foreign person within the meaning of the Code or under any laws of any jurisdiction of which Lender is subject, the effect of which laws would be to require Borrower to withhold taxes from payments made to or for the account of Lender. If Borrower shall be required by any applicable laws to deduct any Other Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount of principal and interest it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws, and (iv) within thirty days after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.
     (b) To the extent not duly paid by Borrower, Borrower shall indemnify Lender within ten (10) days after written demand therefor, for the full amount of any Other Taxes paid by Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) (“Indemnified Taxes”) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of Lender as to the basis of such Other Taxes and the amount of such payment or liability under this Section 3.1 shall be delivered to the Borrower and shall be conclusive absent manifest error.

     (c) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document.
     Section 3.2 Inability to Determine LIBOR Rate. If Lender determines in connection with any request for a Loan or continuation thereof for any reason that adequate and reasonable means do not exist for determining the LIBOR Rate, Lender will promptly so notify Borrower if Lender reasonably determines that such event or events have any impact on the application of the Interest Rate. In such event, Lender shall use, as the LIBOR Rate, the average LIBOR Rate for the two immediately preceding months (for one-month terms) until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties of Borrower. To confirm Lender’s understanding concerning Borrower and Borrower’s businesses, properties and obligations, and to induce Lender to enter into this Agreement and to make the Loans, Borrower represents and warrants to Lender that:
     (a) No Default. No Event of Default or Default has occurred and is continuing.
     (b) Organization and Good Standing. Borrower is a Business Entity as set forth in the preamble hereof duly organized and validly existing under the laws of State of Formation, having all requisite corporate powers necessary to carry on its businesses and to enter into and consummate the transactions contemplated by the Loan Documents. Borrower is authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify cannot reasonably be expected to have a Material Adverse Effect. All the information set forth in the Guaranty regarding Guarantor is true and correct.
     (c) Capitalization: Compliance with Security Laws.
     (i) As of the date hereof, the record holders of the Equity Interests of Borrower consist exclusively of those Persons listed on Schedule 4.1(c)(i) and such schedule accurately lists the percentage ownership of each such record holder in Borrower and all other names which such record holders conduct business.
     (ii) Except as disclosed on Schedule 4.1(c)(ii), Borrower is not (A) subject to any agreement under which there may become outstanding, nor are there currently outstanding, any rights to purchase, or securities convertible into or exchangeable for, any Equity Interests of Borrower including, but not limited to, options, warrants or rights or (B) under any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its Equity Interests.
     (iii) Except as contemplated by this Agreement or as disclosed on Schedule 4.1(c)(ii), there are no agreements, understandings, plans or arrangements in existence which pertain to the distribution rights, voting, sale or transfer of any Equity Interests of Borrower. Borrower has complied in all material respects with all applicable federal and state corporate laws. There is no pending or, to the knowledge of Borrower, threatened litigation against Borrower involving any federal or state securities law claims against Borrower.
     (d) Authorization. Borrower has taken all actions necessary to authorize the execution and delivery of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder and generally to conduct all D&A Operations.
     (e) No Conflicts or Consents. Except with regard to Borrower’s obligations that will be satisfied prior to or contemporaneously with Closing and except as set forth on Schedule 4.1(e), the execution and delivery by Borrower of the Loan Documents, the performance of its obligations under the Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents does not and will not (i) conflict with any provision of (A) any applicable domestic or any foreign law, statute, rule or regulation, the violation of which could reasonably be expected to have a Material Adverse Effect, (B) the Governing Documents of Borrower, or (C) any agreement, judgment, license, order or permit applicable to or binding upon Borrower, the violation of which could reasonably be expected to have a Material Adverse Effect (ii) result in the acceleration of any Indebtedness owed by Borrower, or (iii) result in or require the creation of any Lien upon any assets or properties of Borrower, except as expressly contemplated in the Loan Documents. Except as expressly contemplated in the Loan Documents and except as has been obtained, no consent, approval, authorization or order of, and no notice to or filing with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by Borrower of any Loan Document or to consummate any transactions contemplated by the Loan Documents. No consents, options, rights of first refusal or similar rights are outstanding in favor of any Person regarding the consummation of the transactions contemplated under the various Loan Documents, or, except for consents, permits and authorizations required to be obtained or renewed from time to time from Governmental Authorities, conducting the D&A Operations.
     (f) Enforceable Obligations. This Agreement is, and the other Loan Documents when executed and delivered by Borrower will be, legal, valid and binding obligations of Borrower enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights or by principles of equity applicable to the enforcement of creditors’ rights generally. The Mortgage, the UCC-1 Financing Statements relating to the Security Documents and the Royalty Interest

Conveyance to be filed or recorded in the various jurisdictions are in proper form for filing or recordation under the laws of such jurisdictions.
     (g) Pro Forma Financial Statements. Attached as Schedule 4.1(g) are unaudited, management-prepared pro forma balance sheets of the Guarantor and the Borrower, in each case, as of the Closing Date (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements present fairly the pro forma financial condition of the Guarantor and of the Borrower as of the date thereof and are in accordance with the projected or actual (as the case may be) performance and books and records of Guarantor and Borrower.
     (h) Other Obligations and Restrictions. Except as disclosed on Schedule 4.1(h), the Indebtedness under the Loan Documents, and except for Indebtedness permitted under Section 7.2(f), Borrower does not have any outstanding Indebtedness. No Tax Claim or other claim for delinquent Property Taxes or Severance Taxes exists. Borrower is not subject to or restricted by any franchise, contract, deed, charter restriction or other instrument or restriction which could reasonably be expected to have a Material Adverse Effect on Borrower’s financial condition, or Borrower’s ability to timely pay the Note and the other Obligations and to perform its obligations under the Loan Documents or conduct the D&A Operations.
     (i) Full Disclosure. The written information delivered by Borrower, or on behalf of Borrower or any Affiliate of Borrower, to Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact known to Borrower which is necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. No facts are known to Borrower that have not been disclosed to Lender in writing which could reasonably be expected to have a Material Adverse Effect on Borrower’s financial condition, or Borrower’s ability to timely pay or perform its obligations.
     (j) Litigation. Except as disclosed on Schedule 4.1(j), there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Borrower threatened, against Borrower or affecting any of the Properties before any federal, state, municipal or other court, department, commission, body, board, bureau, agency or instrumentality, domestic or foreign, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against Borrower or any of the Properties.
     (k) ERISA Liabilities.
     (i) Schedule 4.1(k) sets out a list of all employee benefit plans and programs of the Borrower and its ERISA Affiliates which benefit the employees of the Borrower or its ERISA Affiliates, including but not limited to, plans and programs providing for pension, retirement, profit-sharing, savings, bonus, 401(k), deferred or incentive compensation, hospitalization, medical, dental, vision, pharmaceutical, life or disability insurance, vacation and paid holiday, termination or severance pay, deferred compensation, restricted stock, stock option or stock appreciation rights benefit plans (the “Benefit Plans”). Neither Borrower nor any ERISA Affiliate maintains, has ever maintained or has, or ever has had or could have any liability with respect to employee benefit plan that is subject to Title IV of ERISA, a “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan subject to Section 302 of ERISA or Section 412 of the Code. Borrower and its ERISA Affiliates, if any, are in compliance in all material respects with ERISA and all applicable laws, including but not limited to the Consolidated Omnibus Budge Reconciliation Act of 1985, as amended, applicable to any employee benefit plan or program which is maintained or contributed to by Borrower or its ERISA Affiliate, or to which Borrower or its ERISA Affiliate has any responsibility or fixed or contingent liability.
     (ii) Neither Borrower nor any ERISA Affiliate maintains, has ever maintained (or has ever had any liability with respect to) any plan subject to Section 302 of ERISA or Section 412 of the Code. Borrower and its ERISA Affiliates are in compliance in all material respects with ERISA, the Code, and all applicable laws, including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, applicable to any Benefit Plan or any employee benefit plan or program which is maintained or contributed to by Borrower or its ERISA Affiliate, or to which Borrower or its ERISA Affiliate has any responsibility or fixed or contingent liability. Each Benefit Plan that is intended to be tax qualified under Code Section 501 or Code Section 401 has received a favorable determination letter as to its tax qualified status for all amendments for which such letter may be received from the Internal Revenue Service, and no event has occurred that would negatively affect the qualified status of such plan. There is no prohibited transaction under ERISA or Code Section 4975 which are not otherwise exempt under ERISA or the Code with respect to any Benefit Plan.
     (l) Names and Places of Business. Except as set forth on Schedule 4.1(l), Borrower has not during the preceding three (3) years, been known by or used any other name. The principal office and principal places of business of Borrower are set forth on Schedule 4.1(l). Borrower does not now have any other office or place of business. Except as set forth on Schedule 4.1(l), Borrower is not engaged in any business or activity other than the acquisition, ownership, operation and development of properties potentially productive of oil and/or gas and related activities.
     (m) Unpaid Bills. Except as disclosed on Schedule 4.1(m) and except as incurred in the ordinary course of business and which are not yet delinquent, Borrower has no unpaid bills with respect to improvements to any of the Collateral which may give rise to mechanic’s, materialman’s or other similar liens arising by operation of applicable law should such bills remain unpaid.
     (n) Title. Subject to Permitted Encumbrances, (i) Borrower will have all legal and beneficial rights, title and interest in and to all production from or allocable to its Net

Revenue Interest and other Hydrocarbon Interests in the Properties and have the exclusive right to sell the same subject to the Royalty Interest, and (ii) Borrower will have good and Defensible Title to the Properties, the Equipment and to its other properties and assets. The Collateral will be owned by Borrower free and clear of any Lien (other than Permitted Encumbrances). Borrower’s Working Interests are not greater than, and Borrower’s Net Revenue Interests are not less than, those stated on Exhibit A attached hereto. Guarantor is duly authorized to execute and deliver the Guaranty to Lender.
     (o) No Affiliates or Other Owners. Except as disclosed on Schedule 4.1(o), (i) Borrower does not have any Affiliate or own any Equity Interest in any other Person, (ii) Borrower is not a member of any joint venture or association of any type whatsoever and (iii) Borrower is not party to any contract or agreement with any of its Affiliates. Borrower is not party to any transaction of any kind with any Affiliate of Borrower other than on fair and reasonable terms substantially as favorable to Borrower as would be obtainable by Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate.
     (p) Investment Company. Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (q) Environmental and Other Laws. Except as disclosed on Schedule 4.1(q), (i) Borrower is conducting its business in material compliance with all applicable federal, state or local laws, including Environmental Laws, and has been and is in material compliance with any licenses and permits required under any such laws which affect or relate to the Collateral; (ii) none of the operations or properties of Borrower is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (iii) Borrower has not filed or received any notice under any federal, state or local law indicating that it is or may be responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon the Properties; and (iv) Borrower is not aware of contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials, upon the Properties.
     (r) Equipment. Schedule 4.1(r) sets forth all material Equipment owned by Borrower as of the Closing Date, except for office equipment and fixtures and other Equipment with market value of less than $10,000, individually.
     (s) Purchasers of Hydrocarbons. All of the Purchasers of Hydrocarbons produced from or allocated to the Properties, and the most recent address of each such Persons as shown in Borrower’s records and the contact information for each such Purchaser of Production, are set forth on Schedule 4.1(s), as supplemented pursuant to Section 7.1(c)(v).

     (t) Hydrocarbon Sales and Related Agreements. All existing agreements that are binding on Borrower or the Properties and that are not terminable upon thirty (30) days or less notice for the sale, purchase, (including, but not limited to, calls on production and preferential rights to purchase production) gathering, transportation, handling, processing, treating and/or storage of Hydrocarbons are described on Schedule 4.1(t).
     (u) Swap Agreements; Material Contracts. All Existing Swap Agreements or other hedge agreements to which Borrower is a party or by which Borrower is bound are described on Schedule 4.1(u). All the volumes, notional or physical, of the Hydrocarbons hedged under the Existing Swap Agreements and the terms and the fixed, floating and collar prices and any other applicable prices are set forth on Schedule 4.1(u). All Material Contracts of Borrower are listed on Schedule 4.1(u). There have been no amendments to or modifications of the Material Contracts, except as set forth on Schedule 4.1(u).
     (v) Employees. Except as set forth on Schedule 4.1(v), neither Borrower nor any ERISA Affiliate is a party to any existing employment agreements, deferred compensation, stock option, bonus, consulting or retirement agreements or plans, or other employee benefit plans of any kind, including without limitation any pension or welfare benefit plans with any employee which are not terminable at-will. No employees of Borrower are represented by any labor union or collective bargaining agreement, nor is any union organization effort pending or threatened against Borrower.
     (w) Operations. Borrower is the operator of record of all the Properties.
     (x) Ownership In Properties. Except through their respective ownership interests in Borrower, no shareholders or any Affiliates of Borrower own any interests in the Properties.
     (y) Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, Borrower will not be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
     (z) OFAC. Borrower is not (i) a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engaged in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise associated with any such person in any manner violative of Section 2, or (iii) a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

     (aa) Patriot Act. Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE V
NOTICE OF CERTAIN EVENTS
     So long as any Obligations are owing to Lender under this Agreement or any other Loan Documents, Borrower shall deliver to Lender or notify Lender of, as the case may be, the following items:
     Section 5.1 Notice of Default, Event of Default and Other Matters .. Borrower shall notify Lender within three (3) Business Days after becoming aware of the existence of any of the following:
     (a) any Default or Event of Default;
     (b) any developments or other information which could reasonably be expected to have a Material Adverse Effect on the properties, business, prospects, profits or condition (financial or otherwise) of Borrower or its ability to perform its Obligations;
     (c) any material dispute (including tax liability disputes) that may arise between Borrower and any Governmental Authority;
     (d) the commencement of any material litigation or proceeding affecting Borrower or the Properties (whether by the filing of a complaint, service of process or by attachment or arrest of any asset);
     (e) any labor dispute or controversy resulting in or likely to result in a strike or work stoppage against Borrower;
     (f) any proposal by any public authority to acquire any assets or business of Borrower;
     (g) the location of any Collateral other than at the places indicated in or as permitted under the Loan Documents;
     (h) any proposed or actual change of the name, identity or structure of Borrower;

     (i) any material loss or damage to any of Borrower’s property, business or operations;
     (j) any potentially material environmental situation, circumstance or condition that causes or may cause Section 4.l(q) to be false;
     (k) any other matter which has resulted or may reasonably be expected to result in a material adverse change in the financial condition, operations or assets of Borrower; or
     (l) Borrower or any ERISA Affiliate having any obligation or liability with respect to an ERISA Plan or any prohibited transaction as defined in ERISA or Code Section 4975 with respect to any Benefit Plan or the occurrence of an ERISA Event that, in any such case, could reasonably be expected to have a Material Adverse Effect.
     Section 5.2 Other Information. Borrower shall provide such other information regarding the financial condition of Borrower or any property of Borrower as Lender reasonably may request from time to time.
ARTICLE VI
SECURITY; ETC.
     Section 6.1 Security; Guaranty. The Obligations will be secured by first priority (subject only to the Permitted Encumbrances) Liens on the Collateral as set forth in the various Security Documents concurrently or hereafter delivered, including, without limitation, each Mortgage, Security Agreement, Financing Statement and Assignment of Production to be executed by Borrower covering the Properties (whether one or more, the “Mortgage”), and the Security Agreement, Pledge Agreement, and the Deposit Account Control Agreement, each in form and substance reasonably satisfactory to Lender. Lender will permit the counterparty under a Permitted Swap Agreement to obtain Liens from Borrower covering, all or a portion of, the Properties that are pari passu with Lender’s first priority liens; provided, however, Borrower, Lender and such counterparty shall enter into an Intercreditor Agreement, reasonably satisfactory to Lender. Any time Borrower obtains any new Property following Closing using any Loan proceeds hereunder, Borrower agrees to promptly execute and deliver to Lender a Mortgage and any other Security Documents described in this Section 6.1 to grant Lender a first priority (subject only to the Permitted Encumbrances) lien in such Property, and further agrees to promptly execute and deliver an Royalty Interest Conveyance as required under Sections 8.4. The Obligations will also be secured by the Guaranty.
     Section 6.2 Perfection and Protection of Security Interests and Liens. Borrower will from time to time deliver to Lender any security agreements, financing statements, continuation statements, extension agreements, amendments, confirmations and other documents, properly completed and executed (and acknowledged when required) in form and substance reasonably satisfactory to Lender, which Lender reasonably requests for the purpose of perfecting, confirming, protecting or establishing the priority of any Liens or other rights in the Collateral securing any Obligations.

     Section 6.3 Release of Collateral. Upon the payment and performance in full by Borrower of all Obligations (other than those arising under the Royalty Interest Conveyance and indemnity obligations and similar obligations that survive the termination of the Loan Documents), Lender shall deliver or cause to be delivered to Borrower, at Borrower’s expense, releases and satisfactions, or transfers without warranty, of all Collateral, including releases of Deeds of Trust, financing statements, and other registrations of security with respect to the Collateral and a release of the Deposit Account Control Agreement, and Borrower shall deliver to Lender a general release of all of Lender’s liabilities and obligations including under the Loan Documents (other than those arising under the Royalty Interest Conveyance, and indemnity obligations and similar obligations that survive the termination of the Loan Documents) and an acknowledgment that the same have been terminated.
     Section 6.4 Account Debtors. All account debtors (including any Operator, Purchasers of Hydrocarbons and counterparties under Permitted Swap Agreements) relating to the Working Interests, Net Revenue Interests and other Hydrocarbon Interests in the Properties, under pipeline transportation agreements and relating to Permitted Swap Agreements (collectively, “Account Debtors”) will receive notification from Lender (as assignee) and Borrower (as assignor) (the “Notice of Assignment of Proceeds”) to make payment of all amounts owed from time to time by the Account Debtor to the Borrower for sales of all production from or allocable to Borrower’s interest in the Properties and all other Gross Receipts into the Lockbox or directly into the Lender Account. Borrower shall use commercially reasonable efforts to obtain and deliver, within thirty (30) days after the closing, from all Account Debtors, an executed Notice of Assignment of Proceeds which will instruct the Account Debtors to remit all proceeds from sales of all production from or allocable to the Net Revenue Interest in the Properties and all other Gross Receipts into the Lockbox or directly into the Lender Account. Lender may prohibit Borrower from selling any Hydrocarbon production to a purchaser that refuses to execute and deliver to Lender a Notice of Assignment of Proceeds. If Borrower receives any Gross Receipts, Borrower shall promptly notify Lender and follow Lender’s instructions regarding submitting such proceeds to the Lockbox or the Lender Account, and, until received by Lender, Borrower shall hold such proceeds in trust for Lender.
     Section 6.5 Location; Records.
     (a) As long as no Default or Event of Default exists, Borrower may dispose of Equipment in accordance with the terms of the applicable Operating Agreements and may dispose of obsolete, broken or worn Equipment, in either case without Lender’s consent, but upon prior written notice to Lender; provided that the proceeds of any such disposition shall (i) be used to purchase substantially similar replacement Equipment or (ii) be delivered to Lender to be applied pursuant to Section 2.6(c)(ii).
     (b) Except to the extent it is being used or transported in the ordinary course of business, all Equipment owned by or on behalf of Borrower will be kept at its current location. Borrower shall be permitted to change the location of any Equipment if Borrower has given prior written notice of the new location to Lender and Borrower has taken all actions necessary to maintain the perfection and priority of any Liens in favor of Lender against such Equipment. Borrower will at all times hereafter keep correct and accurate records itemizing and describing the location, kind, and type of all Equipment currently owned or hereafter acquired by Borrower, Borrower’s cost therefor, all of which records shall be available during Borrower’s usual business hours upon demand of any officer, employee, agent or representative of Lender.
     Section 6.6 Maintenance. Borrower will (a) keep all of its Equipment in good condition, repair, and working order (ordinary wear and tear excepted), substantially in accordance with any manufacturer’s manual, if applicable; (b) not misuse, abuse, waste, destroy or endanger the Equipment; (c) promptly, or in the case of any loss or damage to the Equipment, make or cause to be made all repairs, replacements or other improvements to the Equipment that are sufficient to continue the operation of Borrower’s business; and (d) will not use any Equipment in violation of any law, statute, ordinance, or legislation or allow it to be so used.
     Section 6.7 Dispositions. Where Borrower is permitted to dispose of any Equipment under this Agreement or by consent thereto hereafter given by Lender, Borrower shall do so in an arm’s length transaction, in good faith and by obtaining a commercially reasonable price therefor and without impairing the operating integrity of its remaining Equipment.
ARTICLE VII
COVENANTS OF BORROWER
Section 7.1 Affirmative Covenants. Borrower warrants, covenants and agrees that until full and final repayment and performance of the Obligations (other than Obligations under the Royalty Interest Conveyance, and indemnity obligations and similar obligations that survive the termination of the Loan Documents) and the termination of this Agreement, it will comply with the following covenants, or where such compliance is dependent on the Operator of any Properties for which Borrower is not the Operator, it will use commercially reasonable efforts to cause the Operator to comply with the following covenants:
     (a) Payment and Performance. Subject to Section 2.6, Borrower will pay all amounts due to Lender under the Loan Documents in accordance with the terms hereof and thereof and will observe, perform and comply with every covenant, term and condition in the Loan Documents and will use its commercially reasonable efforts to cause each Affiliate to observe, perform and comply with every covenant, term and condition in the Loan Documents to which it is a party.
     (b) Compliance with Tax Laws. Borrower shall comply with all federal, state or local laws and regulations regarding the collection, payment and deposit of employee income, employment, and social security and sales and use taxes and royalty payments.
     (c) Books, Financial Statements and Reports. Borrower will at all times maintain full and accurate books of account and records and a standard system of accounting and will furnish the following statements and reports to Lender at Borrower’s expense:
     (i) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete consolidated audited financial statements of Guarantor, prepared in reasonable detail in accordance with GAAP by a mutually agreeable independent accounting firm (Meaden & Moore, Ltd.). These financial statements shall contain a balance sheet as of the end of such Fiscal Year and statements of operations, and cash flows, and changes in shareholders’ capital accounts for such Fiscal Year, subject to changes resulting from normal year-end adjustments, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.
     (ii) As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, Guarantor’s consolidated balance sheet as of the end of such Fiscal Quarter and consolidated statements of Guarantor’s earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and including consolidating statements on the Borrower.
     (iii) Within ninety (90) days after the end of each Fiscal Year, a comfort letter prepared by a mutually agreeable independent accounting firm (Meaden & Moore, Ltd.) confirming that such firm has, on behalf of Borrower, reviewed the joint interests billings (“JIBs”), if any, charged to Borrower by the Operator or by Borrower as the Operator during the prior Fiscal Year and confirmed that the JIBs presented to Borrower by Operator or by Borrower as the accurately account for the amounts owed by and to Borrower under the applicable Operating Agreements during that period.
     (iv) Within three (3) Business Days after receipt by Borrower, copies of all reports and other information provided by any other Person to Borrower in connection with the Loan Documents. Borrower may arrange for such reports and information to be provided directly to Lender by the Person providing the same to Borrower.
     (v) Within three (3) Business Days after the end of each Fiscal Quarter, a report setting forth any change in the list of Purchasers of Hydrocarbons listed on Schedule 4.1(s).
     (vi) Contemporaneously with the financial statements delivered pursuant to subparts (i) and (ii) above, Borrower shall deliver a Compliance Certificate. Upon Lender’s written request, Borrower shall deliver the same financial statements for Borrower which are required under subparts (i) and (ii) for the Guarantor (in addition to those delivered for the Guarantor).
     (d) Other Information and Inspections.
     (i) Borrower will furnish to Lender any information which Lender may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrower’s assets, business and/or operations. Borrower will permit representatives appointed by Lender (including independent accountants, agents, attorneys, appraisers and any other Persons) to visit and inspect, during reasonable business hours and upon two (2) Business Days written notice, any of Borrower’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Borrower shall permit Lender or its representatives to investigate and verify the accuracy of the information furnished to Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.
     (ii) Lender agrees to maintain the confidentiality of the information received from Borrower relating to Borrower and its business which is clearly identified at the time of delivery as confidential (“Confidential Information”). Information is not confidential if it is available to Lender on a non-confidential basis prior to disclosure by Borrower.
     (iii) Confidential Information may be disclosed by Lender (or by Lender’s representatives, including independent accountants, agents, attorneys, appraisers and any other Persons) to its (A) Affiliates and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives, (B) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, and (C) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.
     (iv) For purposes of this Section, any Person required to maintain the confidentiality of the Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     (e) Reserve Reports. On or before March 31 of each year (but effective as of the preceding December 31) and on or before September 30, of each year (but effective as of the preceding July 31), commencing on March 31, 2008 Borrower, at its own expense, shall cause the preparation and delivery to Lender of petroleum engineering reports in a form reasonably satisfactory to Lender (collectively, the “Reserve Report”). Lender may in its sole discretion also request at least one additional Reserve Report during the course of each calendar year, which shall update the last Reserve Report previously delivered by Borrower with an effective date of no earlier than 90 days prior to the date of delivery of such additional Reserve Report. Each Reserve Report to be delivered by Borrower hereunder shall be prepared by an Engineer; provided that, with regard to the effective March 31, 2008 Reserve Report and thereafter, Lender approves Schlumberger as the Engineer unless for periods following March, 2008, Lender provides Borrower 60-day prior written notice that Lender does not consider Schlumberger as a satisfactory Engineer. All Reserve Reports required by this paragraph shall be prepared at Borrower’s sole expense. Each Reserve Report provided by Borrower shall set forth updated estimates of Proved Reserves which are further categorized as Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped

Reserves, and shall also set forth projected production profiles and overall economics of the Properties. Furthermore, the additional parameters and guidelines set forth on Schedule 7.1(e) shall also be applied in the preparation of each Reserve Report provided by Borrower. Each Reserve Report provided by Borrower will be based on the following assumptions:
     (i) Oil and gas pricing used will be determined by Lender in its sole discretion, based in part on Forward NYMEX Market Prices reduced by (A) the historical average basis differential between the pricing employed by independent third-party over-the-counter counterparties compared to the prevailing wellhead prices at the production location and (B) any other adjustments as may be necessary including but not limited to gathering, transportation, and processing fees.
     (ii) Average lease or other applicable operating expenses and production taxes will be derived by the Engineer(s) who prepare such report from the Operator’s best estimate and historical operating expenses, subject to Lender’s approval.
     (f) Notice of Investigations or Proceedings. Borrower shall give Lender immediate written notice of any proceeding at law or in equity against Borrower or any of its Affiliates or affecting any of the Collateral, or any investigation or proceeding before or by any administrative or governmental agency.
     (g) Notice of Damage to Collateral. Borrower shall give Lender prompt written notice of any destruction or substantial damage to any of the Collateral and of the occurrence of any condition or event which has caused, or may cause, material loss or depreciation in the value of any Collateral.
     (h) Maintenance of Licenses. Borrower shall maintain all material licenses, permits, charters and registrations which are required for the conduct of their businesses.
     (i) Maintenance of Rights. Borrower will maintain, preserve, protect and keep all of its material contractual and property rights, other than in connection with the Loan Documents and will not waive, amend or release any such rights without the prior written consent of Lender, which consent will not be unreasonably withheld.
     (j) Maintenance of Existence and Qualifications. Borrower will maintain and preserve its Business Entity existence and its material rights and franchises in full force and effect and will qualify and/or remain qualified to do business as a foreign Business Entity in all states or jurisdictions where the failure to do so could reasonably be expected to have a Material Adverse Effect.
     (k) Payment of Trade Debt. Borrower will (i) timely pay all taxes, assessments and other governmental charges or levies imposed upon it or upon its income, profits or property, except those being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP; (ii) within 60 days after the same becomes due pay all Indebtedness (other than the Obligations) owed by it; and (iii) maintain appropriate accruals and reserves for all of the foregoing Indebtedness in accordance with GAAP.
    (l) Creditors. Promptly upon Lender’s request, Borrower shall provide Lender with a statement showing the identity of Borrower’s creditors, the amount due to each and the date each payment is due thereunder. Borrower shall notify Lender immediately if Borrower fails to timely make any payment to lessors, suppliers, vendors, owners of royalty interest, tax authorities or other Persons, where such nonpayment could result in any Lien against any item of Collateral or otherwise interfere with or jeopardize performance by Borrower of its obligations under the Loan Documents.
    (m) Interest. Borrower hereby promises to pay interest to Lender on all Obligations (including Obligations to pay fees or to reimburse or indemnify Lender) at the Interest Rate with respect to the principal amount of the Loans as set forth in Section 2.2 and otherwise as stated in Section 7.1(ee) after such Obligations become due.
    (n) Compliance with Regulations, Orders and Law. Borrower will conduct its business and affairs in compliance with all material laws, regulations and orders applicable thereto, including without limitation, Environmental Laws, ERISA and the regulations of any state or federal agency which has jurisdiction over the exploration and production activities to be conducted on any Property.
    (o) Insurance. Borrower shall keep or cause to be kept all of the Collateral that are fixtures or personal property insured for their current value (or such coverage as is commercially reasonable and customary within the oil and gas industry) by insurance companies licensed to do business in the states in which the Properties are located against loss or damage by fire or other risk usually insured against by owners or users of similar properties in similar businesses under extended coverage endorsement and against theft, burglary and pilferage, together with other insurance covering such other hazards as Lender may from time to time request, in amounts in accordance with industry standards and from companies satisfactory to Lender. Borrower shall deliver the policy or policies of such insurance or certificates of insurance to Lender and such policies and all proceeds thereof shall be security for all Obligations. All such insurance shall contain endorsements in form satisfactory to Lender showing Lender as a loss payee or additional party insured as its interest may appear; provided that Lender shall not be named as an additional insured or loss payee on the policies described in this Section 7.1(o) to the extent such policies apply to vehicles or worker’s compensation. The following types of insurance covering the Collateral and the interest and liabilities incident to the ownership, possession and operation thereof shall be secured by Borrower or as applicable, by the Operator of the Properties, on Borrower’s behalf:
     (i) To the extent Borrower has employees, worker’s compensation insurance and employer’s liability insurance covering the employees of Borrower engaged in operations contemplated hereunder in compliance with all applicable state and federal law and endorsed to provide all states coverage and occupational disease coverage;

       (ii) Comprehensive general liability insurance with combined single limit of not less than $1,000,000 per occurrence, and $2,000,000 in the aggregate and endorsed to provide coverage for explosion, collapse and underground damage hazards to property of others, contractual liability, products and completed operations, and for damage to underground resources, and accidental pollution, bodily injury and property damage coverage in sufficient amounts to meet umbrella underlying requirements;
       (iii) Comprehensive automobile liability insurance covering all owned, hired or non-owned vehicles with a combined single limit of not less than $500,000 per occurrence;
       (iv) Excess umbrella liability insurance with a combined single limit of not less than $10,000,000 per occurrence and policy aggregate;
       (v) Worker’s compensation insurance covering all persons employed by Borrower, the Operator or their respective agents or subcontractors of any tier in connection with any construction affecting the Collateral, including, without limitation, all agents and employees of Borrower, the Operator and their respective subcontractors with respect to whom death or bodily injury claims could be asserted against Borrower;
       (vi) Pollution control insurance not less than $1,000,000 per occurrence and $2,000,000 in the aggregate; and
      (vii) If requested by Lender, well control insurance (including coverage for costs of redrilling) in an amount per occurrence satisfactory to Lender, and builder’s risk insurance.
     (p) Policy Counterparts or Certificates of Insurance. Borrower shall deliver to Lender valid counterparts of all insurance policies and all endorsements thereto (or, at its option, valid certificates of such insurance) which are required hereunder to be obtained and maintained by Borrower or the Operator.
     (q) Prudent Operations. Borrower shall prudently develop, or use its commercially reasonable efforts to cause the Properties to be continuously operated and maintained to produce the output from or allocable to such Property over the productive life thereof in a good and workmanlike manner consistent with prudent operator practices.
     (r) Maintenance of Leases. As to Borrower-operated Properties, Borrower shall use commercially reasonable efforts as a prudent operator (or use its commercially reasonable efforts as to Non-Operated Properties) to keep and perform all of the terms, conditions and covenants of the Leases constituting Properties which are to be kept and performed by the lessee for the benefit of the Lender and the holder of the Royalty Interests.

     (s) Weekly Field Activity and Production Reports. Borrower shall provide Lender, to the extent possible, by telecopy or e-mail, a weekly report on Tuesday of each week detailing all drilling, completions and workovers in relation to capital expenditures for the preceding week with respect to the Properties and all costs and expenses associated with such activities and (ii) quantities and types of Hydrocarbons produced from or allocable to each of the Properties; all of the foregoing to be in form and substance satisfactory to Lender.
     (t) Monthly Review Conference. At Lender’s request, within fourteen (14) days after Borrower has submitted to Lender each monthly Property Operating Statement pursuant to Section 2.6, representatives of Lender and Borrower shall hold a teleconference at a mutually acceptable time to conduct a monthly review conference that will focus on, among other things, the data contained in the most recently submitted Property Operating Statement and such other operational and financial data and information as Lender may reasonably request.
     (u) Operating Reports. Concurrently with the delivery of the financial statements delivered in accordance with Section 7.1(c)(i), Borrower shall provide Lender with a rolling revenue, lease and other operating expense and capital expenditure forecast by month covering Borrower’s interest in the Properties for the succeeding 12-month period (“Operating Report”). Such Operating Reports shall include a brief discussion by Borrower of operating and financial variances from the prior Operating Report delivered to Lender.
     (v) AFEs. Borrower shall provide Lender with all AFEs, each setting forth an estimate of work to be done, each of which shall be supported by appropriate invoices, bids, estimates, contracts or other support, prior to commencing the activity contemplated by such AFE.
     (w) Hydrocarbon Production Swap Agreements. Borrower will from time to time, upon three (3) Business Days’ notice by Lender, enter into one or more Hydrocarbon price swaps pursuant to a Permitted Swap Agreement in form and substance reasonably satisfactory to Lender (or additional confirmations under Existing Permitted Swap Agreements), such that volumes equal approximately seventy five percent (75%) of Borrower’s interest share of the Proved Developed Producing Reserves scheduled to be produced during the term of this Agreement (based upon the most recent Reserve Report), but not necessarily beyond the Loan Termination Date are dedicated to the Permitted Swap Agreements or such other price risk management program as approved by Lender; provided that, if projected Net Revenue plus any other applicable revenue applied to Debt Service, is insufficient to fully amortize the Loans by their stated maturity, Lender may require that Borrower enter into one or more such swaps for a term or terms that extend beyond the Loan Termination Date. Borrower and Lender shall make commercially reasonable efforts to agree upon a swap strategy that will most accurately reflect the make-up and pricing of the Hydrocarbons produced and sold by Borrower, but if the parties are unable to agree on the swap strategy, Borrower shall not be released from its obligation to implement the Permitted Swap Agreement(s) required by this Section 7.1(w).

     (x) Post-Closing Title Opinions. Borrower will deliver to Lender, within sixty (60) days following Closing, Title Opinions that are satisfactory to Lender covering Hydrocarbon Interests comprising 50% of the PW10 of Borrower’s Proved Developed Producing Reserves in the Properties and 50% of the PW10 of Borrower’s other Proved Reserves in the Properties and, within thirty (30) days following such 60-day period, Title Opinions that are satisfied to Lender covering Hydrocarbon Interests comprising an additional 30% of the PW10 of Borrower’s Proved Developed Producing Reserves in the Properties and an additional 30% of the PW10 of Borrower’s other Proved Reserves in the Properties (for a combined total of 80% in each case), at each such time showing Defensible Title to the Properties in Borrower subject only to: (i) a first priority lien created by the Mortgage in favor of Lender, (ii) the Royalty Interests and (iii) the Permitted Encumbrances, and otherwise satisfactory in form and substance to Lender.
     (y) Fees and Expenses Borrower will pay, on or before the Closing Date, all reasonable third-party and out-of-pocket costs, fees and expenses incurred by Lender in connection with this Agreement, including, without limitation, all title, due diligence, environmental, engineering, technical, travel, legal and related expenses incurred by Lender in connection with this Agreement and the Loan Documents and the transactions contemplated thereunder (to be financed by Lender as a portion of the Initial Loan). After the Closing Date, Borrower will, from time to time, pay or reimburse Lender for all expenses incurred in connection with the administration, amendment or enforcement of this Agreement, including, without limitation, any subsequent amendment, mortgage, extension, release or renewal of any Loan Document or the legal expenses attributable to the enforcement of the same, all continuing or additional title, due diligence, environmental, engineering, and technical expenses, all expenses incurred in connection with division orders, any travel expenses, and all legal and related expenses incurred by Lender in connection therewith.
     (z) Environmental Compliance. Within sixty (60) days of Closing, Borrower shall remedy or cause to be remedied all matters set forth in any Environmental Report and any environmental compliance issues listed on Schedule 4.1(q) (including the implementation of a spill prevention control and countermeasure plan at the Delta compression facility) so as to be in compliance with all applicable Environmental Laws.
     (aa) Facility Fee. Borrower agrees to pay to Lender a Facility Fee in consideration of Lender’s commitment to make the Loans. Each time Lender advances a Loan, a Loan in the amount of an additional Facility Fee will be earned and Borrower shall be deemed to have requested that Lender advance to Borrower such additional Facility Fee on such date, with such additional Facility Fee having been contemporaneously paid by Borrower to Lender. Any portion of the Facility Fee that is determined to be interest in excess of the maximum non-usurious interest that Lender is permitted under applicable law to contract for, take, charge, or receive from Borrower shall be automatically credited to principal amount owing under the Note, effective as of the date such portion is received by Lender.
     (bb) D&A Operations. Borrower shall submit a Request for Commitment with the applicable AFE(s) and other supporting materials to Lender for the proposed D&A

Operation(s) for which it seeks funding hereunder. With respect to all D&A Operations that are approved by Lender as set forth in Section 2.1, Borrower shall conduct all such D&A Operations substantially in accordance with and within the cost and time parameters specified in the Request for Commitment specific to those D&A Operations; provided that, Lender is not obligated to commit funds for D&A Operations except as specifically described in Section 2.1 for any specific D&A Operations, including any associated cost overruns; and provided further that if Borrower is unable to conduct all such D&A Operations within the amounts funded as the D&A Loans plus the variance allowance, both as described in the specified Request for Commitment, Borrower shall use its own capital (or any unused surplus of any prior D&A Loan to the extent permitted hereunder) to conduct and complete all such D&A Operations. Borrower’s intent, willingness and ability to conduct each of the D&A Operations and the actual implementation of such D&A Operations is a material inducement to Lender’s entry into this Agreement, in the absence of which Lender would not have done so. Time is of the essence in the proposal and conduct by Borrower of each of the D&A Operations approved by Lender.
     (cc) Protection Against Drainage. Until the Obligations have been fully and finally paid and performed, (i) to the extent that Properties are operated by Borrower, Borrower shall act as a prudent operator in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Properties and (ii) to the extent that Properties are not operated by Borrower, Borrower shall, or use commercially reasonable efforts to cause the Operator to, utilize its property and contractual rights as a prudent owner in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Properties, other than in the ordinary course of operations in accordance with industry practice and procedure.
     (dd) Expenditures Related to Initial Loans. On or before ten (10) days following Lender’s issuance of advances under the Initial Loans, Borrower will deliver to Lender a report which provides an itemized and detailed description of the expenditures paid to be paid and/or for which Borrower was reimbursed with the Initial Loan proceeds, together with all relevant documentation evidencing such expenditures.
     (ee) Interest on Lender’s Third Party Costs, Expenses and Fees. All third-party costs, fees and expenses incurred by Lender for which Borrower is obligated to pay or reimburse Lender pursuant to the provisions of this Agreement which are not paid on or before the Closing Date in accordance with Section 7.1(y) shall be payable within fifteen (15) days after Borrower’s receipt of an invoice therefor from either Lender or its third-party consultants or vendors, and if not paid within fifteen (15) days after Borrower’s receipt of such invoice, Borrower shall pay interest, after as well as before judgment, at the Default Rate from the date payable until paid on all such amounts.
     (ff) Administration Fee. At Closing, and on the first day of each Fiscal Quarter, Borrower shall pay to Lender an administration fee in the amount of $5,000 (“Administration Fee”). The initial Administration Fee shall be deemed advanced by Lender to Borrower on the Closing Date as part of the Initial Loan and paid by Borrower to Lender contemporaneously therewith, and each subsequent Administration Fee shall be paid by Borrower to Lender pursuant to Section 2.6. Each Administrative Fee shall be used by Lender for incidental administrative matters on behalf of Borrower and any such fees shall not be reimbursable to Borrower. If such fees exceed $5,000 during any Fiscal Quarter, such expenses shall be payable by Borrower to Lender pursuant to Section 7.1(y).
     (gg) Further Assurances. Borrower agrees, upon request of Lender and at Borrower’s expense, to furnish to Lender such information, to execute and deliver to Lender such documents, and to do such other acts and things, all as Lender may reasonably request.
     Section 7.2 Negative Covenants. Borrower warrants, covenants and agrees that until the full and final repayment and performance of the Obligations (other than Obligations under the Royalty Interest Conveyance, and indemnity obligations and similar obligations that survive the termination of the Loan Documents) and the termination of each of the Loan Documents (other than the Royalty Interest Conveyance):
     (a) Limitation on Sales of Collateral. Borrower will not sell, transfer, lease, exchange, alienate or otherwise dispose of any Collateral or any interest therein except for: (i) sales of Hydrocarbon production in the ordinary course of business, (ii) dispositions expressly permitted by other provisions of this Agreement, including under Section 6.5, and (iii) dispositions to which Lender has granted its express written consent.
     (b) Limitation on Distributions. Borrower shall not, either directly or indirectly, make any distribution, pay any compensation, or make any advances to any of its shareholders; provided that nothing in this subpart (b) shall prevent or prohibit Borrower from making payments (i) permitted by Section 7.2(e) to officers, directors and employees who are also shareholders of Borrower, or (ii) professional fees to Borrower’s legal counsel.
     (c) Limitation on Credit Extensions. Borrower will not extend credit, make advances or make loans to any Person other than in the ordinary course of business, unless approved by Lender in writing.
     (d) Certain Contracts; Amendments; ERISA Plans. Without Lender’s prior written approval, Borrower will not amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Lender under or acquired pursuant to any Loan Documents. Borrower will not, and will not permit any ERISA Affiliate to, incur any fixed or contingent obligation to contribute to any ERISA Plan. Without Lender’s approval, no material modification of any Benefit Plan will be made and no new Benefit Plan will be established, except in the ordinary course of business. Without Lender’s prior written approval, Borrower will not (i) amend or modify any term of, or cancel or terminate, any Material Contract in any manner that would have a material adverse effect on Lender or (ii) enter into any Swap Agreement, except for Permitted Swap Agreements.

     (e) Compensation. Borrower shall not, directly or indirectly, enter into any employment agreement or other arrangement with or for the benefit of an officer, director or employee of Borrower other than reasonable compensation for services as an officer, director, employee or third-party provider of services.
     (f) Debt. Except for Indebtedness arising in connection with Permitted Encumbrances or as otherwise expressly provided in Schedule 4.1(h) or this Section 7.2(f) (and subject to any Subordination Agreement), Borrower shall not (i) create, incur, assume or suffer to exist any Indebtedness, except (A) Obligations to Lender hereunder, (B) Indebtedness incurred under any Permitted Swap Agreement, and (C) trade payables incurred in the ordinary course of Borrower’s business, or (ii) sell, discount or factor its accounts, instruments, intangibles, leases or chattel paper; provided, however, Borrower may incur Indebtedness not to exceed $25,000 per transaction and an aggregate amount not to exceed $75,000 at any time outstanding with regard to direct costs and expenses incurred in the operation of the Properties.
     (g) Guarantees. Except as expressly provided herein, Borrower shall not assume, guaranty, or endorse or otherwise become directly or contingently liable in connection with any other liability of any other Person except for the indemnification contained herein and customary indemnification to directors, managers, officers and employees and normal and customary provisions in contracts entered into in the ordinary course of business in connection with operating the Oil and Gas Properties.
     (h) Mergers and Acquisitions. Borrower shall not (i) merge into or consolidate with another Person or sell, lease or otherwise dispose of all or substantially all of its assets, or (ii) acquire or commit or agree to acquire any of the stock, securities or material assets of any other Person other than (A) as disclosed in writing to, and approved by, Lender, not unreasonably withheld, in connection with Borrower’s acquisition of any of the Properties, (B) any assets directly for use on the Properties in the ordinary course of business, or (C) those acquisitions permitted as D&A Operations.
     (i) Cancellation of Claims. Borrower shall not cancel any claim or Indebtedness owed to Borrower in excess of $15,000 in the aggregate during any Fiscal Year during the term of this Agreement, except for reasonable consideration and in the ordinary course of its business.
     (j) Defaults. Borrower shall not default under any material lease, mortgage, deed of trust or lien on real estate owned or leased by Borrower including any default that would result in a Default or an Event of Default.
     (k) Security Interests and Liens. Borrower shall not permit any Lien to exist or consent to the filing of any instrument creating any Lien on any of the Collateral other than the Liens created by the Loan Documents granted herein and Permitted Encumbrances.
     (l) Creation of Subsidiary. Borrower shall not (i) create any direct or indirect subsidiary or divest itself of any material assets by transferring them to any future subsidiary or by entering into a partnership, joint venture or similar arrangement, (ii) make any material change in its capital structures, or (iii) enter into any management contract permitting a third party any management rights with respect to Borrower’s business.
     (m) Certain Changes. Unless Borrower gives Lender ten (10) Business Days prior written notice, Borrower shall not transfer its principal office or its registered offices from its current location or change its name.
     (n) Loan Documents. Borrower shall not alter, amend or cause the alteration or amendment of any of the Loan Documents without the prior written consent of Lender.
     (o) Amendments to Formation Documents and Material Contracts. Borrower shall not adopt any amendment, modification or waiver of any provision of its (i) Governing Documents or (ii) Material Contracts that could reasonably be expected to have a material adverse effect on Lender or on Borrower’s ability to perform its obligations hereunder.
     (p) Investments. Without Lender’s prior written consent, Borrower will not make, or suffer to exist, any Investment except (i) Investments in overnight funds, certificates of deposit and/or other obligations of (A) national banks, (B) any trust company having capital, surplus and undivided profits of at least $100,000,000, (C) issuers of commercial paper rated not less than A-1 by Standard & Poors or P-1 by Moody’s Investors Service at the time of purchase by Borrower and/or (D) obligations of the United States government or any agency thereof, and (ii) the current, but not additional, Investments in Subsidiaries in existence as of the date hereof.
     (q) Change of Operator. Borrower shall not resign as Operator of the Properties and shall not take any action to appoint, replace or remove any Operator of any of the Non-Operated Properties without Lender’s prior written consent or instructions.
     (r) Affiliate Transactions. Borrower shall not enter into any transactions with any Affiliate of Borrower, except with Lender’s prior written approval and then only to the extent the terms of any such transaction are fair and reasonable (at least as favorable as would be obtainable by Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate).
     (s) Ratios. Borrower shall not permit at any time (i) its current liabilities (excluding from the calculation of current liabilities the Loans and any required mark-to-market of unliquidated commodity-hedge contracts required under FASB 133) to exceed its current assets (excluding from the calculation of current assets any required mark-to-market of unliquidated commodity-hedge contracts required under FASB 133), calculated in accordance with GAAP, and (ii) its Loan to Value Ratio to be greater than (A) 1.0 to 1.0 for the period commencing on September 30, 2008 (based on the Reserve Report dated effective July 31, 2008) through and including, March 31, 2010 (based on the Reserve Report dated effective December 31, 2009), or (B) 0.7 to 1.0 at any time thereafter.

     (t) Swap Agreements. Borrower shall not enter into any Swap Agreement other than (i) with an Approved Counterparty, and (ii) with the consent of Lender.
ARTICLE VIII
FURTHER RIGHTS OF LENDER
     Section 8.1 Maintenance of Security Interests. Borrower authorizes Lender to execute alone any financing statement or other documents or instruments that Lender may reasonably require under Section 6.2 to perfect, protect or establish any Lien hereunder or under any Security Documents and further authorizes Lender to sign Borrower’s name on the same. Borrower hereby authorizes Lender, during the continuance of any Event of Default, to appoint such Person or Persons as Lender may designate as its agent and attorney-in-fact to endorse the name of Borrower on any checks, notes, drafts or other forms of payment or security that may come into the possession of either Lender or any Affiliate of Lender, to sign Borrower’s name on invoices or bills of lading, drafts against customers, notices of assignment, letters in lieu, verifications and schedules and, generally, to do all things necessary to carry out this Agreement and the Security Documents. The powers granted herein, being coupled with an interest, are irrevocable during the term hereof or so long as any obligations are due and owing to Lender. Neither Lender nor the agent and attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not malicious or grossly negligent. Upon payment and performance of all Obligations of Borrower to Lender (other than Obligations under the Royalty Interest Conveyance and indemnity obligations and similar obligations that survive the termination of the Loan Documents), such power of attorney shall terminate without any required action by Lender or Borrower.
     Section 8.2 Performance of Obligations. In the event that Borrower fails to purchase or maintain insurance in accordance with the requirements of this Agreement, or to pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder, or in the event that any Lien prohibited hereby shall not be paid in full or discharged, or in the event that Borrower shall fail to perform or comply with any other covenant, promise or Obligation to Lender hereunder or under any Loan Document, Lender may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of Borrower, and all funds so paid by Lender, including, without limitation, reasonable attorneys’ fees and disbursements, shall be treated as an additional Obligation of Borrower to Lender hereunder and under the Loan Documents.
     Section 8.3 Access to Collateral. In addition to Lender’s rights under Section 7.1(d), upon the occurrence and during the continuance of an Event of Default, Lender may (a) enter Borrower’s premises during normal standard business hours; and (b) until it completes the enforcement of its rights in the Equipment or other Collateral subject to its Lien and the sale or other disposition of any property subject thereto, take possession of such premises without charge, rent or payment therefor, or place custodians in control thereof, remain on such premises and use the same and any of Borrower’s Equipment and other Collateral for the purpose of completing any work in process, preparing any Collateral for disposing of or collecting any Collateral.
     Section 8.4 Royalty Interests.

     (a) At Closing, Borrower shall execute and deliver to Lender a Royalty Interest Conveyance granting to Lender:
     (i) an overriding royalty interest in and to the Leasehold Interests described on Exhibit A equal to one percent (1.0%) of 8/8ths, proportionately reduced to Borrower’s Working Interest;
     (ii) a royalty interest in and to the Fee Interests more particularly described on Exhibit A equal to one percent (1.0%) of 8/8ths of such interests; and
     (iii) a royalty interest or overriding royalty interest, as applicable, in the Wells described on Exhibit A (and related Units) equal to an additional four percent (4.0%) of 8/8ths of such interests (for Leasehold Interests, proportionately reduced to Borrower’s Working Interest).
     (b) After the Closing Date and thereafter so long as the Obligations remain outstanding (other than the obligations under any Royalty Interest Conveyance), Borrower shall grant to Lender a royalty interest or overriding royalty interest, as applicable, in and to each Well (and related Unit) situated on (or pooled or unitized with) any Leasehold Interests or Fee Interests whether or not described on Exhibit A, which Well (and related Unit) is acquired, drilled, or worked-over (or otherwise subject to a D&A Operation) after the Closing Date, equal to four percent (4.0%) of 8/8ths of such interests (for Leasehold Interests, proportionately reduced to Borrower’s Working Interest); provided that, Borrower is not required to make such grant if (i) Borrower has submitted to Lender a Request for Commitment in respect of such Well (or related Unit), (ii) Lender has declined such request, and (iii) such Well is drilled and completed within 6 months after such request is declined. If Lender is entitled to receive a royalty interest or an overriding royalty interest in any Well under this clause (b), and such Well is situated on a Leasehold Interest or a Fee Interest in which Lender has not been granted a royalty interest or an overriding interest under either clauses (a)(i), (a)(ii), or (c), as applicable, then Borrower shall grant to Lender the royalty interest or overriding royalty interest required under clause (c).
     (c) After the Initial Termination Date and thereafter so long as the Obligations remain outstanding (other than the obligations under any Royalty Interest Conveyance), Borrower shall grant to Lender a royalty interest in and to Fee Interests and an overriding royalty interest in and to Leasehold Interests covering such interests, in each case, acquired after the Closing Date equal to one percent (1.0%) of 8/8ths (for Leasehold Interests, proportionately reduced to Borrower’s Working Interest).
Section 8.5 Set-Off Rights. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to set-off and apply against the Obligations in such manner as Lender may determine, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender or any depositary to Borrower whether or not the Obligations are then due, except for any amounts owing to third-party Working Interest and royalty interest owners of which Lender shall have been notified. As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments, and other property of Borrower now or hereafter held by Lender, including, without limitation, property held in safekeeping. In addition to Lender’s right of set-off and as further security for the Obligations, Borrower hereby grants to Lender a security interest and lien in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender or any depositary and all other sums at any time credited by or owing from Lender or any depositary to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.
ARTICLE IX
CLOSING; CONDITIONS TO CLOSING
     Section 9.1 Closing. Subject to the conditions set forth in this Agreement, the closing shall occur at a mutually agreeable time on or before July 27, 2007 (the “Closing”). The date the Closing actually occurs is hereby called the “Closing Date.” The Closing shall be held at the offices of Lender’s counsel in Houston, Texas, or at such other place as Borrower and Lender may agree in writing.
     Section 9.2 Conditions to Closing. As conditions precedent to the making of the Initial Loan hereunder and to the making of any other Loans, Lender shall have obtained approval of its management and its lenders, and Borrower shall deliver to Lender the following items duly executed (where required) and in form and substance satisfactory to Lender and its counsel:
     (a) the Note and multiple counterparts of this Agreement;
     (b) the Royalty Interest Conveyance(s), Mortgage, Security Agreement, Guaranty, Letters in Lieu, Royalty Interest Letters in Lieu and the other Loan Documents and in as many counterparts as Lender may require;
     (c) a certificate of the secretary or assistant secretary of Borrower dated the Closing Date, certifying (i) the incumbency of its officers executing this Agreement, the Loan Documents and any other documents required hereby, (ii) resolutions adopted by the Governing Body of Borrower authorizing Borrower’s execution and delivery of this Agreement, the Note, the Security Documents, the other Loan Documents and all other documents and instruments contemplated by this Agreement to which they are parties;
     (d) a certificate of an officer of Borrower dated the Closing Date, certifying the truth and accuracy of the representations and warranties of Borrower set forth in this Agreement and the other Loan Documents and Borrower’s performance and compliance with all agreements and covenants required by this Agreement to be performed or complied with prior to the making of the Loans;
     (e) a certificate of an officer of Borrower dated the Closing Date, certifying the truth and accuracy of the following lists to be provided by Borrower: (i) a list of all mechanics’ and materialmen’s liens (and other similar liens), and liens under operating and similar agreements, to the extent the same relate to expenses incurred in the ordinary course of business; (ii) a list of statutory liens for taxes which are not yet delinquent; and (iii) a list of all outstanding Indebtedness of Borrower and other outstanding Indebtedness of Borrower individually in excess of $10,000;
     (f) the Governing Documents of Borrower, all certified by an officer of Borrower;
     (g) certificates, as of the most recent dates practicable, of the Secretary of State of Formation attesting to Borrower’s existence, and of each state in which Borrower is qualified to do business as a Business Entity specified in the preamble hereof, attesting to such qualification;
     (h) certificates, as of the most recent dates practicable, of the Governing Authority in the State of Formation attesting to Borrower’s good standing;
     (i) the written opinions of Borrower’s counsel and special local counsel, dated the Closing Date and addressed to Lender;
     (j) evidence that Borrower has obtained or caused to be obtained insurance in accordance with Sections 7.1(o) and (p);
     (k) title materials satisfactory to Lender establishing that Borrower owns or has acquired Defensible Title to the Properties, subject only to Permitted Encumbrances and that neither the Properties nor Borrower is subject to ongoing or threatened litigation;
     (l) the Pro Forma Financial Statements of Borrower as of the Closing Date;
     (m) the results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrower from the Secretary of State of Formation;
     (n) with regard to any D&A Loans, evidence satisfactory to Lender that all conditions and requirements set forth in Section 2.1 have been satisfied;
     (o) a Permitted Swap Agreement under which volumes equal approximately seventy five percent (75%) of Borrower’s interest share of the Proved Developed Producing Reserves scheduled to be produced during the term of the Permitted Swap Agreement (based upon the most recent Reserve Report),with a tenor of at least 2 years, and a price not less than $7.00 per mmbtu; and
     (p) such other documents and instruments as Lender may reasonably request.
     Section 9.3 Conditions Precedent to Agreement. Lender shall not make any Loans available unless the following conditions precedent have been satisfied.
     (a) There is no continuing Event of Default, Default or Tax Claim;

     (b) Borrower’s representations and warranties made in any Loan Document shall be true and correct as if made on the date of such Loan (except to the extent that (i) the facts upon which such representation are based have been changed by the extension of credit hereunder or by subsequent events and circumstances not constituting violations of the other provisions of this Agreement, or (ii) if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
     (c) Borrower shall not be in default under the terms of the Loan Documents which are required to be performed or complied with by it on or prior to the date of such Loans;
     (d) With respect to all Loans, no law, regulation, order, judgment or decree of any governmental authority is in effect or pending which shall enjoin, prohibit or restrain such Loan or impose, or result in the imposition of, any adverse condition upon Lender;
     (e) With respect to all Loans, Lender shall have received all documents and instruments which Lender has then reasonably requested as to, (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Person in any Loan Document, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Lender in form, substance, and date;
     (f) Lender shall have received satisfactory due diligence analysis including, but not limited to, financial and operational data, title and environmental review, data regarding litigation matters, all such data to be provided by Borrower;
     (g) Lender shall have received satisfactory information regarding existing operating agreements and all existing gas sales and oil sales agreements which will include, for gas sales on a well-by-well basis, where applicable, transportation costs, gathering costs, processing costs, gas stream heating content, then-current market prices for gas of similar quality and copies of existing sales agreements and for oil sales, individual well specific gravity of produced oil, transportation costs, sulfur content, purchase bonuses, then-current market prices for oil of similar quality, and copies of existing sales agreements;
     (h) Lender shall have received a fully executed and notarized Royalty Interest Conveyance for each Royalty Interest Lender is entitled to receive and Borrower is obligated to grant, under Section 8.4; and
     (i) No event, which has had (or could reasonably be expected to have) a Material Adverse Effect, shall have occurred.

ARTICLE X
EVENTS OF DEFAULT AND REMEDIES
     Section 10.1 Events of Default. Each of the following events constitutes an Event of Default under this Agreement:
     (a) Borrower fails to pay any Obligation for principal or interest owing under the Note when the same is due and payable, whether at a date for the payment of an installment or at a date fixed for prepayment thereof;
     (b) After the Initial Termination Date, Projected Net Revenue attributable to Proved Reserves based on any of the Reserve Reports to be delivered to Lender after the Closing Date (after being adjusted to incorporate Lender’s then-current assumptions with respect to pricing (including forward price assumptions of Forward NYMEX Market Prices), Expenses, discount rates and hedges under Permitted Swap Agreements) is insufficient to fully amortize the Loans by the last day of the 48 month period after the effective date of any such Reserve Report and Borrowers are unable to demonstrate to Lender’s reasonable satisfaction that Borrowers are able to fully satisfy the Obligations through a sale of the Borrowers’ assets or all of the Equity Interest in the Borrowers;
     (c) Any Loan Document at any time ceases to be valid, binding and enforceable against Borrower for any reason other than its release or subordination made with the consent of Lender; the Guaranty at any time ceases to be valid, binding and enforceable against Guarantor for any reason or Guarantor defaults under the Guaranty; or Borrower, Guarantor or any other obligor asserts that any Loan Document to which it is a party is not valid, binding and enforceable against any such party;
     (d) Borrower fails to (i) duly observe, perform or comply with any covenant set forth in Section 7.2 or (ii) enter into the Permitted Swap Agreement as set forth in Section 2.7 and said failure to enter into the Permitted Swap Agreement continues for a period of three (3) Business Days after receipt of notice thereof by Borrower;
     (e) Any “Event of Default” (as defined in any Security Document) (other than an event which is referred to in subsections (a) through (c) above) occurs under the Security Document, and the same is not remedied within the applicable period of grace (if any) provided in such Security Document;
     (f) Borrower fails (other than as referred to in subsections (a) through (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure is not remedied within thirty (30) days of the time at which Borrower receives notice from Lender;
     (g) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of Borrower or Guarantor in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

     (h) Other than with respect to a Permitted Encumbrance, any Lien for $100,000 or more, other than the Liens held by Lender against the Property or any portion thereof, or any Lien resulting from a Tax Claim or otherwise, for $100,000 or more is asserted against Borrower and such assertion is not withdrawn, formally disputed in good faith, or otherwise disposed of within thirty days (30) thereafter;
     (i) Subject to Permitted Encumbrances, Lender shall at any time not have a perfected first priority Lien on all or any part of the Collateral;
     (j) The Working Interest and/or Net Revenue Interest on the Properties is decreased from those set forth in Exhibit A without the prior written consent of Lender;
     (k) Borrower:
     (i) has entered against it a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it and any such judgment, decree, order or proceeding shall not have been dismissed within sixty (60) days; or
     (ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) Indebtedness as such Indebtedness becomes due; or takes action to authorize any of the foregoing; or
     (iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, or such appointment or taking possession is at any time consented to, requested by or acquiesced to by it and any such appointment shall not have been dismissed within sixty (60) days; or
     (iv) suffers the entry against it of a final judgment for the payment of money in excess of $100,000, unless the same is discharged within sixty (60) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or
     (v) suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within sixty (60) days after the entry or levy thereof or after any stay is vacated or set aside; or

     (vi) fails to pay any Indebtedness in excess of $100,000 (other than the Obligations) or any interest or premium thereon, when due (whether at scheduled maturity or by acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Indebtedness or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of, the maturity of such Indebtedness (in excess of $100,000), or if, as the result of such a default, any such Indebtedness (in excess of $100,000) shall be declared to be due and payable, or is required to be prepaid, prior to the stated maturity thereof; or
     (vii) fails to perform its obligations under the Royalty Interest Conveyance, or any Permitted Swap Agreement and such failure continues beyond any applicable grace period set forth therein; or
     (l) a Change of Control occurs with regard to Borrower; or James G. Azlein or James E. Craddock ceases to be materially involved in the management of Borrower and another Person acceptable to Lender does not replace such Person within ninety (90) days.
     Section 10.2 Acceleration.
     (a) Automatic Acceleration. Upon the occurrence of an Event of Default described in Section 10.1(k)(i), (k)(ii) or (k)(iii), all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each obligor, if any, that at any time ratifies or approves this Agreement, as a guarantor or otherwise. After any acceleration under this subsection, any obligation of Lender to make any further Loans or advances of any kind under any Loan Document shall be permanently terminated.
     (b) Other Acceleration. Upon the occurrence and during the continuance of any Event of Default not described in the preceding Section 10.2(a), Lender may at any time and from time to time and without notice to Borrower, declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower.
     Section 10.3 Remedies. If any Event of Default shall occur and be continuing, Lender’s obligation to make any Loan(s) shall be suspended, and Lender may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and Lender may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon Lender under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity. If any Default shall occur and be continuing, Lender’s obligation to make any Loans shall be suspended, so long as any such Default or resulting Event of Default is continuing.
     Section 10.4 Indemnity. BORROWER AGREES TO INDEMNIFY LENDER, UPON DEMAND, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, CLAIMS, LOSSES, DAMAGES, PENALTIES, FINES, ACTIONS, JUDGMENTS, SUITS, SETTLEMENTS, COSTS, EXPENSES OR DISBURSEMENTS (INCLUDING REASONABLE FEES OF ATTORNEYS, EXPERTS AND ADVISORS) OF ANY KIND OR NATURE WHATSOEVER (IN THIS SECTION 10.4 COLLECTIVELY CALLED “LIABILITIES AND COSTS”) WHICH TO ANY EXTENT (IN WHOLE OR IN PART) MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST LENDER GROWING OUT OF, RESULTING FROM OR IN ANY OTHER WAY ASSOCIATED WITH ANY OF THE COLLATERAL, THE LOAN DOCUMENTS OR THE TRANSACTIONS AND EVENTS INCLUDING, WITHOUT LIMITATION, THE ENFORCEMENT OR DEFENSE THEREOF AT ANY TIME ASSOCIATED THEREWITH OR CONTEMPLATED THEREIN (INCLUDING ANY VIOLATION OR NONCOMPLIANCE WITH ANY ENVIRONMENTAL LAWS BY ANY PERSON OR ANY LIABILITIES OR DUTIES OF ANY PERSON WITH RESPECT TO HAZARDOUS MATERIALS FOUND IN OR RELEASED INTO THE ENVIRONMENT). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY LENDER PROVIDED ONLY THAT NO PERSON SHALL BE ENTITLED UNDER THIS SECTION 10.4 TO RECEIVE INDEMNIFICATION FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS CAUSED BY LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. AS USED IN THIS SECTION 10.4, THE TERM “LENDER” SHALL REFER NOT ONLY TO THE PERSON DESIGNATED AS SUCH IN SECTION 1.1, BUT ALSO TO ITS LENDERS AND MEMBERS AND, WITH RESPECT TO EACH OF THE FOREGOING, EACH DIRECTOR, OFFICER, AGENT, ATTORNEY, EMPLOYEE, REPRESENTATIVE AND AFFILIATE OF SUCH PERSON.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Waivers and Amendments; Acknowledgments and Admissions.
     (a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by Lender in exercising any right, power or remedy which Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing.

No notice to or demand on Borrower shall in any case of itself entitle Borrower to any other or further notice or demand in similar or other circumstances. No modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.
     (b) Acknowledgments and Admissions. Borrower hereby represents, warrants and acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made independent decisions to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by Lender to Borrower as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) Lender owes no fiduciary duty to Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower, on one hand, and Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between Borrower and Lender, (vii) should an Event of Default or Default occur or exist Lender will, subject to the terms hereof, determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (viii) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by Lender, or any representative thereof, and no such representation or covenant has been made, that Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (ix) Lender has relied upon the truthfulness of the acknowledgments in this Section 11.1(b) in deciding to execute and deliver this Agreement and to make the Loans.
     Section 11.2 Assignments; Survival of Agreements; Cumulative Nature. Lender may assign and/or transfer a portion or all of its rights and privileges under the Loan Documents at any time and from time to time, including, but not limited to, any collateral assignment to secure any indebtedness of Lender to any other Person. In connection with any assignment or transfer by Lender, Lender is hereby authorized to provide any information provided to Lender by Borrower or provided by any other Person at Borrower’s request or authorization. Any assignee of any of Lender’s rights under any of the Loan Documents shall be subrogated to any related rights and remedies that Lender may exercise against Borrower. All of the various representations, warranties, covenants and agreements of Borrower in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Obligations (other than Obligations under the Royalty Interest Conveyance, and indemnity obligations and similar obligations that survive the termination of the Loan Documents) are paid in full to Lender and all of Lender’s obligations to Borrower are terminated. The representations, warranties and covenants made by Borrower in the Loan Documents, and the rights, powers and privileges granted to Lender in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify or otherwise reduce the benefit to Lender of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.
     Section 11.3 Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document, and shall be deemed sufficiently given or furnished to a Person if delivered by personal delivery, by telecopy, by delivery service with proof of delivery or by registered or certified United States mail, postage prepaid, to the address or telecopy number for such Person set forth below (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of delivery at the address and in the manner provided herein, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail three (3) Business Days after deposit in the mail.
     For delivery to Borrower:
BPI Energy, Inc.
Attn: James G. Azlein, President
30775 Bainbridge Road, Suite 280
Solon, Ohio 44139
Telephone: (440) 248-4200
Telecopy: (440) 248-4240
     with a copy to:
Thompson Hine LLP
Attn: David J. Naftzinger
3900 Key Center, 127 Public Square
Cleveland, Ohio 44114-1291
Telephone: (216) 566-5625
Telecopy: (216) 566-5800
     For delivery to Lender:
GasRock Capital LLC
Attn: Marshall Lynn Bass
1301 McKinney St., Suite 2800
Houston, Texas 77010
Telephone: (713) 300-1400
Telecopy: (713) 300-1401

     with a copy to:
Porter & Hedges, L.L.P.
Attn: Ephraim del Pozo
1000 Main Street, 36th Floor
Houston, Texas 77002
Telephone: (713) 226-6660
Telecopy: (713) 226-6260
     Section 11.4 Parties in Interest; Transfers. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and permitted assigns; provided, however, that Borrower shall not assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior written consent of Lender. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.
     Section 11.5 Governing Law; Submission to Process. Except to the extent that the law of another jurisdiction is expressly elected in a Loan Document or mandatorily applies, the Loan Documents shall be deemed contracts and instruments made under the laws of the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas, without regard to principles of conflicts of law. This Agreement has been entered into in Houston, Texas and shall be performable for all purposes in Harris County, Texas. Subject to the provisions of Article XII, courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Lender, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Agreement or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.
     Section 11.6 Limitation on Interest. Lender, Borrower and any other parties to any Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof, the parties stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Borrower nor any present or future guarantors, endorsers or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section 11.6 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Lender or any other holder of any or all of the Obligations shall otherwise collect fees or other moneys which are determined to constitute interest (including any payment of the Facility Fee) which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Lender’s or such holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable under any specific circumstance exceeds the maximum amount permitted under applicable law, Lender and Borrower (and any other payors thereof) shall to the greatest extent permitted under applicable law, (w) characterization of any Facility Fee as a commitment fee due and payable prior to the date of this Agreement as consideration for its commitment to make a Loan, (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments and the effects thereof, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.
     Section 11.7 Termination; Limited Survival. In their sole and absolute discretion, Borrower and Lender may each, at any time that no Obligations are owing, elect in a notice delivered to the other to terminate this Agreement. Upon receipt of such a notice, if no Obligations are then owing (other than Obligations under the Royalty Interest Conveyance and indemnity obligations and similar obligations that survive the termination of the Loan Documents), this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from any prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by Borrower or Lender in any Loan Documents, and any obligations which any Person may have to indemnify or compensate Lender shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrower, Lender shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents; provided, however, that nothing in this Section 11.7 shall affect any and all continuing rights, validity and enforceability of the Royalty Interests.
     Section 11.8 Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable, all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.
     Section 11.9 Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.
     Section 11.10 Further Assurances. The parties agree (a) to furnish upon request to each other such information, (b) to execute and deliver to each other such documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Loan Documents.
     Section 11.11 Waiver of Jury Trial, Punitive Damages, Etc. BORROWER AND LENDER HEREBY (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (b) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (c) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (d) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.11.
     Section 11.12 Controlling Provision Upon Conflict. Except as may be expressly provided otherwise herein, in the event of a conflict between the provisions of this Agreement and those of any other Loan Document or any other instrument referred to herein or executed in connection with this Agreement, the provisions of this Agreement shall control.
     Section 11.13 Patriot Act. The Lender hereby notifies the Borrower that if Lender is subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.), pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.
ARTICLE XII
ARBITRATION
     Section 12.1 Arbitration.
     (a) Borrower and Lender and any other obligor party (the “parties”) will attempt in good faith to resolve any controversy, claim or dispute arising out of or relating to this Agreement, including contract and tort disputes, the Loan Documents or Collateral promptly by negotiations between themselves. The negotiation process may be started by the giving of written notice by any party to the other parties in accordance with the terms of Section 11.3, and the parties agree to negotiate in good faith, and select an independent mediator to facilitate the negotiations and conduct up to eight consecutive hours of mediated negotiations in Houston, Texas within 30 days after the notice is first sent. If, within 10 days after the initial notice, the parties are not able to agree upon a mediator, the party originally giving the notice shall promptly notify American Arbitration Association (“AAA”), 1331 Lamar, Suite 1180, Houston, Texas 77010, (713) 739-1302. AAA will promptly designate a mediator who is independent and impartial, and AAA’s decision about the identity of the mediator will be final and binding.
     (b) No arbitration may be commenced by any party unless and until a negotiation complying with the foregoing paragraph has been completed, and no litigation or other proceeding may ever be instituted at any time in any court for the purpose of adjudicating, interpreting or, except as may be set forth in Section 12.1(h), enforcing any rights or obligations of the parties hereto or any rights or obligations relating to the subject matter hereof, whether or not covered by the express terms of this Agreement, or for the purpose of adjudicating a breach or determination of the validity of this Agreement, or for the purpose of appealing any decision of an arbitrator.
     (c) If a controversy, claim or dispute is not resolved after completion of the negotiation process described above, then, upon notice by any party to the other parties (an “Arbitration Notice”) and to AAA, the controversy, claim or dispute shall be submitted to an arbitration panel for binding arbitration in Houston, Texas, in accordance with AAA’s Commercial Arbitration Rules (the “Rules”). The parties agree that they will faithfully observe this Agreement and the Rules and that they will abide by and perform any award rendered by the arbitration panel. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-16 (or by the same principles enunciated by such Act in the event it may not be technically applicable). The statutes of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The award or judgment of the arbitration panel shall be final and binding on all parties and judgment upon the award or judgment of the arbitration panel may be entered and enforced by any court having jurisdiction. The parties agree to execute a stipulated judgment in accordance with the award of the arbitration panel to be filed in any court having jurisdiction. If any party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory mediation and arbitration provisions and shall be resolved in accordance therewith. The agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitration panel will be shared by all parties engaged in the claim, dispute or controversy on a basis determined to be fair and equitable by the arbitrator, taking into account the relative fault of each party, the relative credibility and merit of all claims and defenses made by each party and the cooperation, speed and efficiency of each party in conducting the arbitration proceedings and complying with the Rules and with orders and requests of the arbitrator.

     (d) Promptly after the Arbitration Notice is given, each party will select an independent and impartial arbitrator who will in turn select an independent and impartial third arbitrator (each such arbitrator must be experienced in or have extensive familiarity with the oil and gas industry). If the arbitrators selected by the parties are unable to agree on a third arbitrator, then one of the parties shall notify AAA and AAA shall select the third arbitrator with oil and gas industry experience or familiarity. The decision of AAA with respect to the selection of the arbitrator will be final and binding in such case. Such three arbitrators will constitute the arbitration panel.
     (e) Within 10 days after the selection of the arbitration panel, the parties and their counsel will appear before the arbitration panel at a place and time in Houston, Texas, as may be designated by the arbitration panel for the purpose of each party making a one hour or less presentation and summary of the case. Thereafter, the arbitration panel will set dates and times for additional hearings until the proceeding is concluded. Additionally, the arbitration panel shall establish a schedule for and limits on the amount of discovery to be requested and performed by the parties during the arbitration proceedings. The parties shall strictly comply with the schedule and limits set by the arbitrators, and any request for variance therefrom must be approved by the arbitrators. The desire and goal of the parties is, and the arbitration panel will be advised that its goal should be, to conduct and conclude the arbitration proceeding as expeditiously as possible. If any party or his counsel fails to appear at any scheduled hearing, the arbitration panel shall be entitled to reach a decision based on the evidence which has been presented to it by the parties who did appear. Any arbitral award may be confirmed by a Texas state court.
     (f) Any arbitral award may be enforced in the courts of the state of Texas or of the United States of America for the Southern District of Texas, and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts for said purpose and the parties hereby irrevocably waive to the fullest extent permitted by law any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
     (g) The arbitration panel will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement.
     (h) For the avoidance of doubt, and notwithstanding anything to the contrary in Section 12.1, the provisions of this Section 12.1 relating to arbitration or mediation of disputes shall not apply to (i) litigation that is instituted for the sole purpose of either: (A) compelling a party to submit to arbitration in accordance with the provisions of this Section 12.1, or (B) obtaining enforcement of any award or judgment of the arbitrator(s) issued pursuant to this Section 12.1, (ii) Lender’s enforcement of any nonjudicial rights or remedies under this Agreement or any of the Security Documents arising out of an

Event of Default, including but not limited to, taking or disposing of Collateral without judicial process pursuant to Article 9 of the Uniform Commercial Code as adopted in the state whose laws govern lender’s security interest in the Collateral or pursuant to the real property code or applicable statutes of the state or states where the Properties are located, (iii) obtaining injunctive relief or a temporary restraining order, including a power of sale, or (iv) obtaining a writ of attachment; provided that no such act shall constitute a waiver of this arbitration provision or be prohibited by this arbitration provision.
ARTICLE XIII
NOTICE TO BORROWER
THIS WRITTEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BETWEEN THE PARTIES REPRESENT THE FINAL EXPRESSION OF THE AGREEMENTS BETWEEN THE PARTIES. THIS WRITTEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BETWEEN THE PARTIES MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.
THERE ARE NO UNWRITTEN, ORAL AGREEMENTS BETWEEN THE PARTIES.
THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS SUPERCEDE THAT CERTAIN TERM SHEET DATED ON OR ABOUT MAY 21, 2007, EXECUTED BY BORROWER AND LENDER.
(Signatures on the following page)

     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

BORROWER:

BPI ENERGY, INC., a Nevada corporation

By:	/s/ James G. Azlein

James G. Azlein President

LENDER:

GASROCK CAPITAL LLC, a Delaware limited liability company

By:	/s/ Marshall Lynn Bass

Marshall Lynn Bass Principal
Signature Page to Advancing Term Credit Agreement